Exhibit 10.1

THIS RESTRUCTURING SUPPORT AGREEMENT IS NOT AN OFFER OR ACCEPTANCE WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE. Nothing contained in thIS RESTRUCTURING SUPPORT AGREEMENT shall be an admission of fact or liability OR, UNTIL THE OCCURRENCE OF THE AGREEMENT EFFECTIVE DATE ON THE TERMS DESCRIBED HEREIN, DEEMED BINDING ON ANY OF THE PARTIES HERETO.

RESTRUCTURING SUPPORT AGREEMENT

This RESTRUCTURING SUPPORT AGREEMENT (including all exhibits, annexes, and schedules attached hereto in accordance with Section 13.02, this “Agreement”) is made and entered into as of June 15, 2020 (the “Execution Date”), by and among the following parties (each of the following described in sub-clauses (i) through (ii) of this preamble, collectively, the “Parties”):[1]

i.	Extraction Oil & Gas, Inc., a company incorporated under the Laws of Delaware (“Parent”), and each of its affiliates listed on Exhibit A to this Agreement that have executed and delivered counterpart signature pages to this Agreement to counsel to the Consenting Senior Noteholders (the Entities in this clause (i), collectively, the “Company Parties”); and

ii.	the undersigned holders or beneficial holders of, or investment advisors, sub-advisors, or managers of discretionary accounts that hold, Senior Notes Claims that have executed and delivered counterpart signature pages to this Agreement, a Joinder, or a Transfer Agreement to counsel to the Company Parties (the Entities in this clause (ii), collectively, the “Consenting Senior Noteholders”).

RECITALS

WHEREAS, the Company Parties and the Consenting Senior Noteholders have in good faith and at arms’ length negotiated or been apprised of certain restructuring and recapitalization transactions with respect to the Company Parties’ capital structure on the terms set forth in this Agreement and as specified in the term sheet attached as Exhibit B hereto (including all exhibits, annexes, and schedules thereto, the “Restructuring Term Sheet” and, such transactions as described in this Agreement and the Restructuring Term Sheet, the “Restructuring Transactions”);

WHEREAS, the Company Parties intend to implement the Restructuring Transactions, including through the commencement by the Debtors of voluntary cases under chapter 11 of the Bankruptcy Code in the Bankruptcy Court (the cases commenced, the “Chapter 11 Cases”) to effectuate (i) a sale to, or a combination or merger with, a third party involving all or substantially all of the Company Parties’ restructured equity or assets pursuant to a Successful Proposal (the “Combination Transaction”) or (ii) a stand-alone reorganization (the “Stand-Alone Restructuring”); and

1   Capitalized terms used but not defined in the preamble and recitals to this Agreement have the meanings ascribed to them in Section 1.

WHEREAS, the Parties have agreed to take certain actions in support of the Restructuring Transactions on the terms and conditions set forth in this Agreement and the Restructuring Term Sheet;

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Party, intending to be legally bound hereby, agrees as follows:

AGREEMENT

Section 1.            Definitions and Interpretation.

1.01.      Definitions. The following terms shall have the following definitions:

“2024 Senior Notes Indenture” means that certain indenture, dated as of August 1, 2017, by and among Parent, as issuer, each of the guarantors named therein, and Wells Fargo Bank, National Association, as trustee, as amended, modified, or otherwise supplemented from time to time.

“2026 Senior Notes Indenture” means that certain indenture, dated as of January 25, 2018, by and among Parent, as issuer, each of the guarantors named therein, and Wells Fargo Bank, National Association, as trustee, as amended, modified, or otherwise supplemented from time to time.

“Ad Hoc Noteholder Group” means the ad hoc group or committee of Consenting Senior Noteholders represented by the Ad Hoc Noteholder Group Representatives.

“Ad Hoc Noteholder Group Representatives” means Paul Weiss, Houlihan Lokey, and Young Conaway Stargatt & Taylor, LLP.

“Agent” means any administrative agent, collateral agent, or similar Entity under the Revolving Credit Agreement and/or the Senior Notes Indentures, including any successors thereto.

“Agents/Trustees” means, collectively, each of the Agents and Trustees.

“Agreement” has the meaning set forth in the preamble to this Agreement and, for the avoidance of doubt, includes all the exhibits, annexes, and schedules attached hereto in accordance with Section 13.02 (including the Restructuring Term Sheet).

“Agreement Effective Date” means the date on which the conditions set forth in Section 2 have been satisfied or waived by the appropriate Party or Parties in accordance with this Agreement.

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“Agreement Effective Period” means, with respect to a Party, the period from the Agreement Effective Date to the Termination Date applicable to that Party.

“Alternative Restructuring Proposal” means any inquiry, proposal, offer, bid, term sheet, discussion, or agreement with respect to a sale, disposition, new-money investment, restructuring, reorganization, merger, amalgamation, acquisition, consolidation, dissolution, debt investment, equity investment, liquidation, asset sale, share issuance, tender offer, exchange offer, recapitalization, plan of reorganization, share exchange, business combination, joint venture, or similar transaction involving any one or more Company Parties or the debt, equity, or other interests in any one or more Company Parties that is an alternative to one or more of the Restructuring Transactions.

“Backstop Commitment Agreement” means that certain backstop commitment agreement, to be entered into by and among the Backstop Parties and Parent, setting forth, among other things, the terms and conditions of the Equity Rights Offering, the Backstop Commitment, and the payment of the Backstop Commitment Premium, and pursuant to which certain parties therein will backstop 100% of the Equity Rights Offering in accordance with the terms thereof.

“Backstop Commitment” has the meaning ascribed to such term in the Backstop Commitment Agreement.

“Backstop Commitment Premium” has the meaning ascribed to such term in the Restructuring Term Sheet.

“Backstop Motion” means the motion filed by the Debtors seeking entry of the Backstop Order.

“Backstop Order” means the order entered in the Chapter 11 Cases granting the Backstop Motion, including authorizing the Debtors’ entry into the Backstop Commitment Agreement and the payment of the Backstop Commitment Premium.

“Backstop Parties” means at any time and from time to time, the Consenting Senior Noteholders that have committed to backstop the Equity Rights Offering and are signatories to the Backstop Commitment Agreement, solely in their capacities as such, to the extent provided in the Backstop Commitment Agreement.

“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101–1532, as amended.

“Bankruptcy Court” means the United States Bankruptcy Court in which the Chapter 11 Cases are commenced or another United States Bankruptcy Court with jurisdiction over the Chapter 11 Cases.

“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state of New York.

“Chapter 11 Cases” has the meaning set forth in the recitals to this Agreement.

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“Claim” has the meaning ascribed to it in section 101(5) of the Bankruptcy Code.

“Combination Transaction” has the meaning set forth in the recitals to this Agreement and the Restructuring Term Sheet.

“Combination Transaction Agreement” means any asset purchase agreement, merger agreement, plan of merger, stock purchase agreement, or other agreement memorializing the Combination Transaction.

“Combination Transaction Documents” means, collectively, the Combination Transaction Agreement, the Combination Transaction Order, the Combination Transaction Motion, and any and all other agreements, documents, certificates, designations, and instruments delivered, relating to, executed in connection with the Combination Transaction, including, but not limited to, any agreement and plan of merger, or stock or asset purchase agreements, and any related pleadings or documents.

“Combination Transaction Motion” means the motion filed by the Debtors seeking entry of the Combination Transaction Order.

“Combination Transaction Order” means the order entered in the Chapter 11 Cases authorizing the Debtors’ entry into the Combination Transaction Documents.

“Company Claims” means any Claim against a Company Party, including the the Senior Notes Claims.

“Company Parties” has the meaning set forth in the recitals to this Agreement.

“Confidentiality Agreement” means an executed confidentiality agreement, including with respect to the issuance of a “cleansing letter” or other public disclosure of material non-public information agreement, in connection with any proposed Restructuring Transactions.

“Confirmation Order” means the confirmation order with respect to the Plan.

“Consenting Senior Noteholders” has the meaning set forth in the preamble of this Agreement.

“Consenting Senior Noteholder Restructuring Expenses” means the reasonable and documented fees and expenses incurred through the effective date of a termination of this Agreement by the Ad Hoc Noteholder Group Representatives pursuant to the terms of their respective engagement letters related to the Restructuring Transactions and not previously paid by, or on behalf of, the Company Parties.

“Debtors” means the Company Parties that commence Chapter 11 Cases.

“Definitive Documents” means the documents listed in Section 3.01.

“Disclosure Statement” means the related disclosure statement with respect to the Plan.

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“DIP Agent” means the “Administrative Agent,” as defined in the DIP Credit Agreement.

“DIP Claims” means any Claim against a Debtor arising under, derived from, based on, or related to the DIP Facility Documents.

“DIP Credit Agreement” means that certain the postpetition debtor-in-possession credit agreement evidencing the DIP Facility in accordance with the terms, and subject in all respect to the conditions, as set forth in this Agreement, and pursuant to the terms and conditions to be set forth in the DIP Orders.

“DIP Facility” means that certain debtor-in-possession financing facility to be provided to the Company Parties in accordance with the terms, and subject in all respects to the conditions, as set forth in this Agreement, and pursuant to the terms and conditions of the DIP Facility Term Sheet and the DIP Orders.

“DIP Facility Documents” means, collectively, the DIP Credit Agreement and all other agreements, documents, and instruments delivered or entered into in connection therewith, including any guarantee agreements, pledge and collateral agreements, intercreditor agreements, subordination agreements, fee letters, and other security documents.

“DIP Facility Term Sheet” means the term sheet setting forth the terms of a $125 million debtor in possession financing facility incorporated herein by reference and attached as Annex 2 to the Restructuring Term Sheet.

“DIP Lenders” means the lenders providing the DIP Facility under the DIP Facility Documents.

“DIP Motion” means the motion filed by the Debtors seeking entry of the DIP Orders.

“DIP Orders” means, collectively, the Interim DIP Order and the Final DIP Order.

“Entity” shall have the meaning set forth in section 101(15) of the Bankruptcy Code.

“Equity Rights Offering” means the rights offering of New Common Shares to be issued by Reorganized XOG in exchange for an amount to be agreed among the Company Parties and the Required Consenting Senior Noteholders (such amount to be subject to the reasonable consent of the Required Consenting Senior Noteholders) on the terms and conditions set forth in the Restructuring Term Sheet and the Equity Rights Offering Documents.

“Equity Rights Offering Documents” means, collectively, the Backstop Commitment Agreement, the Backstop Motion, the Backstop Order, and any and all other agreements, documents, and instruments delivered or entered into in connection with the Equity Rights Offering, including the Equity Rights Offering Procedures.

“Equity Rights Offering Procedures” means those certain rights offering procedures with respect to the Equity Rights Offering, which rights offering procedures shall be set forth in the Equity Rights Offering Documents.

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“Execution Date” has the meaning set forth in the preamble to this Agreement.

“Existing Common Interests” means, collectively, all Interests in Parent arising from or related to the shares of the class of common stock of Parent that existed immediately prior to the Effective Date, including any restricted stock of Parent that vests prior to the Effective Date.

“Existing Preferred Interests” means, collectively, all Interests in Parent arising from or related to the shares of the Series A Convertible Preferred Stock, $0.01 par value, of the Parent that existed immediately prior to the Effective Date.

“Exit Credit Agreement” means that certain credit agreement evidencing the Exit Facility in accordance with the terms, and subject in all respects to the conditions, as set forth in this Agreement and the Restructuring Term Sheet.

“Exit Facility” means that certain credit facility to be provided to the Company Parties in accordance with the terms, and subject in all respects to the conditions, as set forth in this Agreement and the Restructuring Term Sheet.

“Exit Facility Documents” means, collectively, the Exit Credit Agreement, and all other agreements, documents, and instruments delivered or entered into in connection with the Exit Facility, including any guarantee agreements, pledge and collateral agreements, intercreditor agreements, subordination agreements, fee letters, and other security documents.

“Final DIP Order” means the final order entered in the Chapter 11 Cases authorizing the Debtors’ entry into the DIP Facility Documents.

“Fiduciary Out” has the meaning set forth in Section 11.02(b).

“First Day Pleadings” means the first-day pleadings that the Company Parties determine are necessary or desirable to file.

“Houlihan Lokey” means Houlihan Lokey Capital, Inc.

“Interest” means any equity interest (as defined in section 101(16) of the Bankruptcy Code) in any Company Party, including the Existing Common Interests, the Existing Preferred Interests, all ordinary shares, units, common stock, preferred stock, membership interest, partnership interest or other instrument, evidencing any fixed or contingent ownership interest in the Parent, whether or not transferable, including any option, warrant, or other right, contractual or otherwise, to acquire any such interest in the Parent, that existed immediately before the Plan Effective Date.

“Interim DIP Order” means the interim order entered in the Chapter 11 Cases authorizing the Debtors’ entry into the DIP Facility Documents.

“Joinder” means a joinder to this Agreement substantially in the form attached hereto as Exhibit D.

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“Law” means any federal, state, local, or foreign law (including common law), statute, code, ordinance, rule, regulation, order, ruling, or judgment, in each case, that is validly adopted, promulgated, issued, or entered by a governmental authority of competent jurisdiction (including the Bankruptcy Court).

“M&A Process” has the meaning set forth in the Restructuring Term Sheet.

“Management Incentive Plan” means the post-emergence management incentive plan to be implemented with respect to Reorganized XOG by the Reorganized XOG Board on or as soon as reasonably practicable after the Plan Effective Date.

“Milestones” has the meaning set forth in the Restructuring Term Sheet.

“New Common Shares” means the new common stock or common equity to be issued on the Plan Effective Date by Reorganized XOG.

“New Common Shares Documents” means any and all documents required to implement, issue, and distribute the New Common Shares.

“New Corporate Governance Documents” means the organizational and governance documents for the Reorganized Debtors and any subsidiaries thereof, including, as applicable, the certificates or articles of incorporation, certificates of formation or certificates of limited partnership, bylaws, limited liability company agreements, or limited partnership agreements, stockholder or shareholder agreements, or other similar organizational documents, as applicable, which shall be in form and substance acceptable to the Required Consenting Senior Noteholders.

“Outside Date” the Outside Date shall mean the date that is 180 days after the Petition Date.

“Paul Weiss” means Paul, Weiss, Rifkind, Wharton & Garrison LLP.

“Parties” has the meaning set forth in the preamble to this Agreement.

“Permitted Transferee” means each transferee of any Company Claims who meets the requirements of Section 8.01.

“Petition Date” means the first date any of the Company Parties commences a Chapter 11 Case.

“Plan” means the joint plan of reorganization filed by the Debtors under chapter 11 of the Bankruptcy Code that embodies the Restructuring Transactions.

“Plan Effective Date” means the occurrence of the effective date of the Plan according to its terms.

“Plan Supplement” means the compilation of documents and forms of documents, schedules, and exhibits to the Plan that will be filed by the Debtors with the Bankruptcy Court.

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“Proposal Submission Guidelines” means the guidelines governing the submission of firm proposals pursuant to the M&A Process and the marketing process for the Combination Transaction.

“Proposal Submission Guidelines Documents” means the Proposal Submission Guidelines, the Proposal Submission Guidelines Motion, the Proposal Submission Guidelines Order, and all related documents, agreements, exhibits, annexes, and schedules, as such documents may be amended, modified, or supplemented from time to time.

“Proposal Submission Guidelines Motion” means the motion filed by the Debtors seeking entry of the Proposal Submission Guidelines Order.

“Proposal Submission Guidelines Order” means the order entered in the Chapter 11 Cases granting the Proposal Submission Guidelines Motion.

“Qualified Marketmaker” means an entity that (a) holds itself out to the public or the applicable private markets as standing ready in the ordinary course of business to purchase from customers and sell to customers Company Claims (or enter with customers into long and short positions in Company Claims), in its capacity as a dealer or market maker in Company Claims and (b) is, in fact, regularly in the business of making a market in claims against issuers or borrowers (including debt securities or other debt).

“Registration Rights Agreement” has the meaning set forth in the Restructuring Term Sheet.

“Reorganized Debtor” means either (a) each Debtor, as reorganized pursuant to and under the Plan, or any successor or assign thereto, by merger, amalgamation, consolidation, or otherwise, on or after the Plan Effective Date or (b) a new corporation or limited liability company that may be formed to, among other things, directly or indirectly acquire substantially all of the assets and/or stock of any Debtor in the Chapter 11 Cases pursuant to the Plan.

“Reorganized XOG” means either (a) Parent, as reorganized pursuant to and under the Plan, or any successor or assign thereto, by merger, amalgamation, consolidation, or otherwise, on or after the Plan Effective Date, or (b) a new corporation or limited liability company that may be formed to, among other things, directly or indirectly acquire substantially all of the assets and/or stock of the Debtors in the Chapter 11 Cases and issue the New Common Shares to be distributed pursuant to the Plan.

“Reorganized XOG Board” means the board of directors (or other applicable governing body) of Reorganized XOG.

“Required Consenting Senior Noteholders” means, as of the relevant date, Consenting Senior Noteholders holding at least 50.01% of the aggregate outstanding principal amount of Senior Notes that are held by Consenting Senior Noteholders.

“Restructuring Term Sheet” has the meaning set forth in the recitals to this Agreement.

“Restructuring Transactions” has the meaning set forth in the recitals to this Agreement.

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“Revolving Credit Agreement” means that certain Amended and Restated Credit Agreement, dated August 16, 2017 among Parent, as borrower, the lenders from time to time party thereto and Wells Fargo Bank, National Association, as administrative agent and issuing lender (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time).

“Revolving Credit Agreement Claims” means any Claim on account of or arising under the Revolving Loans.

“Revolving Loans” means loans outstanding under the Revolving Credit Agreement.

“Rules” means Rule 501(a)(1), (2), (3), and (7) of the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Notes” means, collectively, (a) the 7.375% unsecured senior notes due 2024, issued pursuant to the 2024 Senior Notes Indenture, and (b) the 5.625% unsecured senior notes due 2026, issued pursuant to the 2026 Senior Notes Indenture.

“Senior Notes Claim” means any Claim on account of or arising under the Senior Notes.

“Senior Notes Indentures” means, collectively, the 2024 Senior Notes Indenture and the 2026 Senior Notes Indenture.

“Solicitation Materials” means all materials provided in connection with the solicitation of votes on the Plan pursuant to sections 1125 and 1126 of the Bankruptcy Code.

“Successful Proposal” has the meaning ascribed to such term in the Restructuring Term Sheet.

“Termination Date” means the date on which termination of this Agreement as to a Party is effective in accordance with Sections 11.01, 11.02, 11.03, or 11.04.

“Transfer” means to sell, resell, reallocate, use, pledge, assign, transfer, hypothecate, participate, donate or otherwise encumber or dispose of, directly or indirectly (including through derivatives, options, swaps, pledges, forward sales or other transactions).

“Transfer Agreement” means an executed form of the transfer agreement providing, among other things, that a transferee is bound by the terms of this Agreement and substantially in the form attached hereto as Exhibit C.

“Trustee” means any indenture trustee, collateral trustee, or other trustee or similar entity under the Senior Notes.

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1.02.        Interpretation. For purposes of this Agreement:

(a)            in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender;

(b)            capitalized terms defined only in the plural or singular form shall nonetheless have their defined meanings when used in the opposite form;

(c)            unless otherwise specified, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions;

(d)            unless otherwise specified, any reference herein to an existing document, schedule, or exhibit shall mean such document, schedule, or exhibit, as it may have been or may be amended, restated, supplemented, or otherwise modified from time to time; provided that any capitalized terms herein which are defined with reference to another agreement, are defined with reference to such other agreement as of the date of this Agreement, without giving effect to any termination of such other agreement or amendments to such capitalized terms in any such other agreement following the date hereof;

(e)            unless otherwise specified, all references herein to “Sections” are references to Sections of this Agreement;

(f)             the words “herein,” “hereof,” and “hereto” refer to this Agreement in its entirety rather than to any particular portion of this Agreement;

(g)            captions and headings to Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Agreement;

(h)            references to “shareholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable limited liability company Laws;

(i)             the use of “include” or “including” is without limitation, whether stated or not; and

(j)             the phrase “counsel to the Consenting Senior Noteholders” refers in this Agreement to each counsel specified in Section 13.10 other than counsel to the Company Parties.

Section 2.              Effectiveness of this Agreement. This Agreement shall become effective and binding upon each of the Parties at 12:00 a.m., prevailing Eastern Standard Time, on the Agreement Effective Date, which is the date on which all of the following conditions have been satisfied or waived in accordance with this Agreement:

(a)           each of the Company Parties shall have executed and delivered counterpart signature pages of this Agreement to counsel to each of the Parties;

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(b)            the holders of at least two thirds of the aggregate outstanding principal amount of Senior Notes shall have executed and delivered counterpart signature pages of this Agreement; and counsel to the Company Parties shall have given notice to counsel to the Ad Hoc Noteholder Group in the manner set forth in Section 13.10 hereof (by email or otherwise) that the other conditions to the Agreement Effective Date set forth in this Section 2(a) have occurred; and

(c)            the funding of any retainers to the Ad Hoc Noteholder Group Representatives in accordance with the Restructuring Term Sheet and Section 13.20.

Section 3.               Definitive Documents.

3.01.         The Definitive Documents governing the Restructuring Transactions shall include the following: (A) the Plan; (B) the Confirmation Order; (C) the Disclosure Statement; (D) the order of the Bankruptcy Court approving the Disclosure Statement and the other Solicitation Materials; (E) the DIP Facility Documents; (F) the DIP Orders; (G) the Exit Facility Documents; (H) the operational First Day Pleadings and the orders approving the same; (I) any other material pleadings or material motions the Company Parties plan to file in connection with the Chapter 11 Cases, and all orders sought pursuant thereto, including (i) any and all motions filed to assume, assume and assign, or reject an executory contract or unexpired lease and the order or orders of the Bankruptcy Court approving such motions and (ii) any and all motions seeking approval of a KEIP and/or KERP and the order or orders of the Bankruptcy Court approving such motions (for the avoidance of doubt, the following are not material pleadings or material motions: ministerial notices and similar ministerial documents; retention applications; fee applications; fee statements; any similar pleadings or motions relating to the retention or fees of any professional; statements of financial affairs and schedules of assets and liabilities); (J) the Plan Supplement; (K)  the New Common Shares Documents; (L) the New Corporate Governance Documents and other organizational documents of Reorganized XOG and the Reorganized Debtors; (M) the Equity Rights Offering Documents; (N) the Combination Transaction Documents; (O) the Proposal Submission Guidelines Documents; (P) the Management Incentive Plan and related documents or agreements; (Q) the Registration Rights Agreement, if any; and (R) such other agreements and documentation desired or necessary to consummate and document the transactions contemplated by this Agreement and the Restructuring Term Sheet.

3.02.         The Definitive Documents not executed or in a form attached to this Agreement as of the Execution Date remain subject to negotiation and completion. Upon completion, the Definitive Documents and every other document, deed, agreement, filing, notification, letter or instrument related to the Restructuring Transactions shall contain terms, conditions, representations, warranties, and covenants consistent with the terms of this Agreement, as they may be modified, amended, or supplemented in accordance with Section 12. Further, the Definitive Documents not executed or in a form attached to this Agreement as of the Execution Date shall otherwise be in form and substance reasonably acceptable to the Company Parties and the Required Consenting Senior Noteholders; provided that the Equity Rights Offering Documents shall be reasonably acceptable to the Required Consenting Senior Noteholders.

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Section 4.             Commitments of the Consenting Senior Noteholders.

4.01.        General Commitments, Forbearances, and Waivers.

(a)           During the Agreement Effective Period, each Consenting Senior Noteholders agrees, in respect of all of its Company Claims, to:

(i)             support the Restructuring Transactions and vote and exercise any powers or rights available to it (including in any board, shareholders’, or creditors’ meeting or in any process requiring voting or approval to which they are legally entitled to participate) in each case in favor of any matter requiring approval to the extent necessary to implement the Restructuring Transactions;

(ii)            use commercially reasonable efforts to cooperate with and assist the Company Parties in obtaining additional support for the Restructuring Transactions from the Company Parties’ other stakeholders;

(iii)           give any notice, order, instruction, or direction to the applicable Agents/Trustees necessary to give effect to the Restructuring Transactions;

(iv)           negotiate in good faith and use commercially reasonable efforts to execute and implement the Definitive Documents that are consistent with this Agreement to which it is required to be a party;

(v)            timely file a formal objection, or joinder to the Debtors’ opposition, to any motion filed with the Bankruptcy Court by a third party seeking the entry of an order (A) directing the appointment of a trustee or examiner (with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code), (B) converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, or (C) dismissing the Chapter 11 Cases; and

(vi)           timely file a formal objection, or joinder to the Debtors’ opposition, to any motion filed with the Bankruptcy Court by a third party seeking the entry of an order modifying or terminating the Company Parties’ exclusive right to file and/or solicit acceptances of a plan of reorganization, as applicable.

(b)           During the Agreement Effective Period, each Consenting Senior Noteholder agrees, in respect of all of its Company Claims, that it shall not directly or indirectly:

(i)             object to, delay, impede, or take any other action to interfere with acceptance, implementation, or consummation of the Restructuring Transactions;

(ii)            propose, file, support, or vote for any Alternative Restructuring Proposal;

(iii)           file any motion, pleading, or other document with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that, in whole or in part, is not materially consistent with this Agreement or the Plan;

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(iv)           initiate, or have initiated on its behalf, any litigation or proceeding of any kind with respect to the Chapter 11 Cases, this Agreement, or the other Restructuring Transactions contemplated herein against the Company Parties or the other Parties other than to enforce this Agreement or any Definitive Document or as otherwise permitted under this Agreement;

(v)            exercise, or direct any other person to exercise, any right or remedy for the enforcement, collection, or recovery of any of Claims against the Company Parties; or

(vi)           object to, delay, impede, or take any other action to interfere with the Company Parties’ ownership and possession of their assets, wherever located, or interfere with the automatic stay arising under section 362 of the Bankruptcy Code.

4.02.        Commitments with Respect to Chapter 11 Cases.

(a)           During the Agreement Effective Period, each Consenting Senior Noteholder that is entitled to vote to accept or reject the Plan pursuant to its terms agrees that it shall, subject to receipt by such Senior Noteholder and Section 11.01(k), whether before or after the commencement of the Chapter 11 Cases, of the Solicitation Materials:

(i)             vote each of its Company Claims to accept the Plan by delivering its duly executed and completed ballot accepting the Plan on a timely basis following the commencement of the solicitation of the Plan and its actual receipt of the Solicitation Materials and the ballot;

(ii)             to the extent it is permitted to elect whether to opt out of the releases set forth in the Plan, elect not to opt out of the releases set forth in the Plan by timely delivering its duly executed and completed ballot(s) indicating such election; and

(iii)           not change, withdraw, amend, or revoke (or cause to be changed, withdrawn, amended, or revoked) any vote or election referred to in clauses (i) and (ii) above.

(b)          During the Agreement Effective Period, each Consenting Senior Noteholder, in respect of each of its Company Claims, will support, and will not directly or indirectly object to, delay, impede, or take any other action to interfere with any motion or other pleading or document filed by a Company Party in the Bankruptcy Court that is consistent with this Agreement.

Section 5.              Additional Provisions Regarding the Consenting Senior Noteholders’ Commitments. Notwithstanding anything contained in this Agreement, nothing in this Agreement shall: (a) affect the ability of any Consenting Senior Noteholder to consult with any other Consenting Senior Noteholder, the Company Parties, or any other party in interest in the Chapter 11 Cases (including any official committee and the United States Trustee); (b) impair or waive the rights of any Consenting Senior Noteholder to assert or raise any objection permitted under this Agreement in connection with the Restructuring Transactions; (c) prevent any Consenting Senior Noteholder from enforcing this Agreement or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement; or (d) impair or waive the rights of any Consenting Senior Noteholder to appear as a party in interest in an matter to be adjudicated in order to be heard concerning any matter arising in the Chapter 11 Cases if the exercise of any such right is not in violation of or inconsistent with this Agreement. Nothing in this Agreement shall require any Consenting Senior Noteholder to incur any expenses, liabilities or other obligations, or agree to any commitments, undertakings, concessions, indemnities or other arrangements that would reasonably be expected to result in expenses, liabilities or other obligations to any Consenting Senior Noteholder; provided that the foregoing shall not limit, alter, or modify any Consenting Senior Noteholder’s express obligations under this Agreement.

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Section 6.              Commitments of the Company Parties.

6.01.        Affirmative Commitments. Except as set forth in Section 7, during the Agreement Effective Period, the Company Parties agree to:

(a)            do all things reasonably necessary to (i) support and take all steps reasonably necessary and desirable to consummate the Restructuring Transactions in accordance with this Agreement, (ii) prosecute and defend any appeals relating to the Confirmation Order, and (iii) comply with the Milestones.

(b)            to the extent any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the Restructuring Transactions contemplated herein, take all steps reasonably necessary and desirable to address any such impediment;

(c)            use commercially reasonable efforts to obtain any and all required regulatory and/or third-party approvals for the Restructuring Transactions;

(d)            negotiate in good faith and use commercially reasonable efforts to execute and deliver the Definitive Documents and any other required agreements to effectuate and consummate the Restructuring Transactions as contemplated by this Agreement;

(e)            use commercially reasonable efforts to seek additional support for the Restructuring Transactions from their other material stakeholders to the extent reasonably prudent;

(f)            (1) provide counsel for the Consenting Senior Noteholders a reasonable opportunity to review draft copies of all First Day Pleadings and, (2) to the extent reasonably practicable, provide a reasonable opportunity to counsel to any Consenting Senior Noteholder materially affected by such filing to review draft copies of other documents that the Company Parties intend to file with Bankruptcy Court, as applicable;

(g)            use commercially reasonable efforts to provide draft copies of all material substantive motions, documents, and other pleadings to be filed in the Chapter 11 Cases to counsel to the Consenting Senior Noteholders at least three (3) business days prior to the date when any Company Parties intend to file such documents with the Bankruptcy Court; provided that if three (3) business days in advance is not reasonably practicable, such initial draft Definitive Document shall be provided as soon as reasonably practicable thereafter, without limiting any approval rights set forth in this Agreement, consult in good faith with counsel to the Consenting Senior Noteholders regarding the form and substance of any such proposed filing in accordance with Sections 3 and 12;

(h)            use commercially reasonable efforts to provide, and direct their employees, officers, advisors, and other representatives to provide, to the Consenting Senior Noteholders, and each of their respective legal and financial advisors (i) reasonable access to the Company Parties’ books and records during normal business hours on reasonable advance notice to the Company Parties’ representatives and without disruption to the operation of the Company Parties’ business, (ii) reasonable access to the management and advisors of the Company Parties on reasonable advance notice to such persons and without disruption to the operation of the Company Parties’ business, and (iii) such other information as reasonably requested by the Consenting Senior Noteholders or their legal and financial advisors, including with respect to the M&A Process and M&A Materials in accordance with the Restructuring Term Sheet; notwithstanding the foregoing, in no event shall the Company be required (x) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company, would cause the Company to violate its respective obligations with respect to confidentiality to a third party if the Company used its commercially reasonable efforts to obtain, but failed to obtain, the consent of such third party to such inspection or disclosure, (y) to disclose any legally privileged information of the Company, or (z) to violate applicable Law;

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(i)            provide counsel to the Consenting Senior Noteholders, subject to confidentiality restrictions, information as reasonably necessary to evaluate each of the material executory contracts or unexpired leases of the Company Parties for the purposes of concluding which such material executory contracts or unexpired leases the Company Parties or the Debtors, as applicable, intend to assume, assume and assign, or reject in the Chapter 11 Cases, subject to the consent rights set forth herein and in the Plan;

(j)            timely file a formal objection to any motion filed with the Bankruptcy Court by a third party seeking the entry of an order (i) directing the appointment of a trustee or examiner (with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code), (ii) converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, or (iii) dismissing the Chapter 11 Cases; and

(k)            timely file a formal objection to any motion filed with the Bankruptcy Court by a third party seeking the entry of an order modifying or terminating the Company Parties’ exclusive right to file and/or solicit acceptances of a plan of reorganization, as applicable.

6.02.         Negative Commitments. Except as set forth in Section 7, during the Agreement Effective Period, each of the Company Parties shall not directly or indirectly:

(a)            object to, delay, impede, or take any other action to interfere with acceptance, implementation, or consummation of the Restructuring Transactions;

(b)            take any action that is inconsistent in any material respect with, or is intended to frustrate or impede approval, implementation and consummation of the Restructuring Transactions described in, this Agreement or the Plan;

(c)            modify the Plan, in whole or in part, in a manner that is not consistent with this Agreement in all material respects; or

(d)            file any motion, pleading, or Definitive Documents with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that, in whole or in part, is not materially consistent with this Agreement or the Plan.

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Section 7.               Additional Provisions Regarding Company Parties’ Commitments.

7.01.         Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall require a Company Party or the board of directors, board of managers, or similar governing body of a Company Party, after consulting with counsel, to take any action or to refrain from taking any action with respect to the Restructuring Transactions to the extent taking or failing to take such action would be inconsistent with applicable Law or its fiduciary obligations under applicable Law, and any such action or inaction pursuant to this Section 7.01 shall not be deemed to constitute a breach of this Agreement.

7.02.         Notwithstanding anything to the contrary in this Agreement (but subject to Section 7.01), each Company Party and their respective directors, officers, employees, investment bankers, attorneys, accountants, consultants, and other advisors or representatives shall have the rights to: (a) consider, respond to, and facilitate Alternative Restructuring Proposals; (b) provide access to non-public information concerning any Company Party to any Entity or enter into Confidentiality Agreements or nondisclosure agreements with any Entity; (c) maintain or continue discussions or negotiations with respect to Alternative Restructuring Proposals in good faith and in accordance with any applicable fiduciary duties; (d) otherwise cooperate with, assist, participate in, or facilitate any inquiries, proposals, discussions, or negotiation of Alternative Restructuring Proposals; and (e) enter into or continue discussions or negotiations with holders of Claims against or Interests in a Company Party (including any Consenting Senior Noteholder), any other party in interest in the Chapter 11 Cases (including any official committee and the United States Trustee), or any other Entity regarding the Restructuring Transactions or Alternative Restructuring Proposals. If any Company Party receives a written or oral proposal or expression of interest regarding any Alternative Restructuring Proposal that a majority of the board of directors, board of managers, or such similar governing body of any Company Party determines in good faith and following consultation with counsel is a bona fide committed proposal that represents higher or otherwise better economic recovery to the Company’s stakeholders than the Restructuring Transactions taken as a whole, within five (5) Business Days, the Company Party shall notify (with email being sufficient) counsel to the Senior Notes of any such proposal or expression of interest, with such notice to include a copy of such proposal, if it is in writing, or otherwise a summary of the material terms thereof. If the board of directors of the Company Parties decides to exercise a Fiduciary Out (as defined herein), the Company Parties shall notify counsel to the Consenting Senior Noteholders within two (2) Business Days of such decision. Upon any determination by any Company Party to exercise a Fiduciary Out, the other Parties to this Agreement shall be immediately and automatically relieved of any obligation to comply with their respective covenants and agreements herein in accordance with Section 11.05 hereof.

7.03.         Nothing in this Agreement shall: (a) impair or waive the rights of any Company Party to assert or raise any objection permitted under this Agreement in connection with the Restructuring Transactions; or (b) prevent any Company Party from enforcing this Agreement or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement.

7.04.         The Company Parties, to the extent enforceable, waive any right to assert that the exercise of termination rights under this Agreement is subject to the automatic stay provisions of the Bankruptcy Code and expressly stipulate and consent hereunder to the prospective modification of the automatic stay provisions of the Bankruptcy Code for purposes of exercising termination rights under this Agreement, to the extent the Bankruptcy Court determines that such relief is required.

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Section 8.               Transfer of Interests and Securities.

8.01.         During the Agreement Effective Period, no Consenting Senior Noteholder shall Transfer any ownership (including any beneficial ownership as defined in the Rule 13d-3 under the Securities Exchange Act of 1934, as amended) in any Company Claims to any affiliated or unaffiliated party, including any party in which it may hold a direct or indirect beneficial interest, unless (i) the transferee executes and delivers to counsel to the Company Parties, at or before the time of the proposed Transfer, a Transfer Agreement or (ii) the transferee is a Consenting Senior Noteholder and the transferee provides notice of such Transfer (including the amount and type of Company Claim Transferred) to counsel to the Company Parties at or before the time of the proposed Transfer.

8.02.         Upon compliance with the requirements of Section 8.01, the transferor shall be deemed to relinquish its rights (and be released from its obligations) under this Agreement to the extent of the rights and obligations in respect of such transferred Company Claims. Any Transfer in violation of Section 8.01 shall be void ab initio.

8.03.         This Agreement shall in no way be construed to preclude the Consenting Senior Noteholders from acquiring additional Company Claims; provided, however, that (a) such additional Company Claims shall automatically and immediately upon acquisition by a Consenting Senior Noteholder be deemed subject to the terms of this Agreement (regardless of when or whether notice of such acquisition is given to counsel to the Company Parties or counsel to the Consenting Senior Noteholders) and (b) such Consenting Senior Noteholder must provide notice of such acquisition (including the amount and type of Company Claim acquired) to counsel to the Company Parties within five (5) Business Days of such acquisition.

8.04.         This Section 8 shall not impose any obligation on any Company Party to issue any “cleansing letter” or otherwise publicly disclose information for the purpose of enabling a Consenting Senior Noteholder to Transfer any of its Company Claims. Notwithstanding anything to the contrary herein, to the extent a Company Party and another Party have entered into a Confidentiality Agreement, the terms of such Confidentiality Agreement shall continue to apply and remain in full force and effect according to its terms, and this Agreement does not supersede any rights or obligations otherwise arising under such Confidentiality Agreements.

8.05.         Notwithstanding Section 8.01, a Qualified Marketmaker that acquires any Company Claims with the purpose and intent of acting as a Qualified Marketmaker for such Company Claims shall not be required to execute and deliver a Transfer Agreement in respect of such Company Claims if (i) such Qualified Marketmaker subsequently transfers such Company Claims (by purchase, sale assignment, participation, or otherwise) within five (5) Business Days of its acquisition to a transferee that is an entity that is not an affiliate, affiliated fund, or affiliated entity with a common investment advisor; (ii) the transferee otherwise is a Permitted Transferee under Section 8.01; and (iii) the Transfer otherwise is a Permitted Transfer under Section 8.01. To the extent that a Consenting Senior Noteholder is acting in its capacity as a Qualified Marketmaker, it may Transfer (by purchase, sale, assignment, participation, or otherwise) any right, title or interests in Company Claims that the Qualified Marketmaker acquires from a holder of the Company Claims who is not a Consenting Senior Noteholder without the requirement that the transferee be a Permitted Transferee.

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8.06.         Notwithstanding anything to the contrary in this Section 8, the restrictions on Transfer set forth in this Section 8 shall not apply to the grant of any liens or encumbrances on any claims and interests in favor of a bank or broker-dealer holding custody of such claims and interests in the ordinary course of business and which lien or encumbrance is released upon the Transfer of such claims and interests.

Section 9.               Representations and Warranties of Consenting Senior Noteholders. Each Consenting Senior Noteholder severally, and not jointly, represents and warrants that, as of the date such Consenting Senior Noteholder executes and delivers this Agreement and as of the Plan Effective Date:

(a)            it is the beneficial or record owner (which shall be deemed to include any unsettled trades) of the face amount of the Company Claims or is the nominee, investment manager, or advisor for beneficial holders of the Company Claims reflected in, and, having made reasonable inquiry, is not the beneficial or record owner of any Company Claims other than those reflected in, such Consenting Senior Noteholder’s signature page to this Agreement or a Transfer Agreement, as applicable (as may be updated pursuant to Section 8);

(b)            other than with respect to any Company Claims that are subject to unsettled trades, it has the full power and authority to act on behalf of, vote and consent to matters concerning, such Company Claims;

(c)            other than with respect to any Company Claims that are subject to unsettled trades, such Company Claims are free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal, or other limitation on disposition, transfer, or encumbrances of any kind, that would materially and adversely affect in any way such Consenting Senior Noteholder’s ability to perform any of its obligations under this Agreement at the time such obligations are required to be performed;

(d)            other than with respect to any Company Claims that are subject to unsettled trades, it has the full power to vote, approve changes to, and transfer all of its Company Claims referable to it as contemplated by this Agreement subject to applicable Law;

(e)            solely with respect to holders of Company Claims, (i) it is either (A) a qualified institutional buyer as defined in Rule 144A of the Securities Act, (B) not a U.S. person (as defined in Regulation S of the Securities Act), or (C) an institutional accredited investor (as defined in the Rules), and (ii) any securities acquired by the Consenting Senior Noteholder in connection with the Restructuring Transactions will have been acquired for investment and not with a view to distribution or resale in violation of the Securities Act;

Section 10.            Mutual Representations, Warranties, and Covenants. Each of the Parties represents, warrants, and covenants to each other Party, as of the date such Party executed and delivered this Agreement, on the Plan Effective Date:

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(a)            it is validly existing and in good standing under the Laws of the state of its organization, and this Agreement is a legal, valid, and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable Laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability;

(b)            except (i) as expressly provided in this Agreement, the Plan, and the Bankruptcy Code or (ii) as may be necessary and/or required by the SEC or other securities regulatory authorities under applicable securities laws, no material registration or filing with, consent or approval of, or notice to, or other action, with or by, any federal, state or governmental authority or regulatory body is required in order for it to effectuate the Restructuring Transactions contemplated by, and perform its respective obligations under, this Agreement;

(c)            the entry into and performance by it of, and the transactions contemplated by, this Agreement do not, and will not, conflict in any material respect with any Law or regulation applicable to it or with any of its articles of association, memorandum of association or other constitutional documents;

(d)            except as expressly provided in this Agreement, it has (or will have, at the relevant time) all requisite corporate or other power and authority to enter into, execute, and deliver this Agreement and to effectuate the Restructuring Transactions contemplated by, and perform its respective obligations under, this Agreement; and

(e)            except as expressly provided by this Agreement, it is not party to any restructuring or similar agreements or arrangements with the other Parties to this Agreement that have not been disclosed to all Parties to this Agreement.

Section 11.            Termination Events.

11.01.       Consenting Senior Noteholder Termination Events. This Agreement may be terminated with respect to the Consenting Senior Noteholders, by the Required Consenting Senior Noteholders by the delivery to the Company Parties of a written notice in accordance with Section 13.10 hereof upon the occurrence of the following events:

(a)            the breach in any material respect by a Company Party of any of the representations, warranties, undertakings, commitments, or covenants of the Company Parties set forth in this Agreement that (i) is adverse to the Consenting Senior Noteholders seeking termination pursuant to this provision and (ii) remains uncured (to the extent curable) for five (5) Business Days after such terminating Consenting Senior Noteholders transmit a written notice in accordance with Section 13.10 hereof detailing any such breach;

(b)            the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order that (i) enjoins the consummation of a material portion of the Restructuring Transactions and (ii) remains in effect for fifteen (15) Business Days after such terminating Consenting Senior Noteholders transmit a written notice in accordance with Section 13.10 hereof detailing any such issuance; provided, that this termination right may not be exercised by any Party that sought or requested such ruling or order in contravention of any obligation set out in this Agreement;

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(c)            the Bankruptcy Court enters an order denying confirmation of the Plan;

(d)            the entry of an order by the Bankruptcy Court, or the filing of a motion or application by any Company Party seeking an order (without the prior written consent of the Required Consenting Senior Noteholders, not to be unreasonably withheld), (i) converting one or more of the Chapter 11 Cases of a Company Party to a case under chapter 7 of the Bankruptcy Code, (ii) appointing an examiner with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code or a trustee in one or more of the Chapter 11 Cases of a Company Party, or (iii) rejecting this Agreement;

(e)            the failure of a Company Party to meet a Milestone, which has not been waived or extended in a manner consistent with this Agreement, unless such failure is the result of any act, omission, or delay on the part of the terminating Consenting Senior Noteholder in violation of its obligations under this Agreement;

(f)             the Bankruptcy Court grants relief that is inconsistent in any material respect with this Agreement, the Definitive Documents or the Restructuring Transactions, and such inconsistent relief is not dismissed, vacated or modified to be consistent with this Agreement and the Restructuring Transactions within ten (10) Business Days following written notice thereof to the Company Parties by the Required Consenting Senior Noteholders;

(g)            any Company Party (i) files, amends, or modifies, or files a pleading seeking approval of, any Definitive Document or authority to amend or modify any Definitive Document, in a manner that is materially inconsistent with, or constitutes a material breach of, this Agreement and is materially adverse to the Consenting Senior Noteholder seeking termination pursuant to this provision (including with respect to the consent rights afforded the Consenting Senior Noteholder under this Agreement), without the prior written consent of the Required Consenting Senior Noteholders (such consent no to be unreasonably withheld), (ii) withdraws the Plan without the prior consent of the Required Consenting Senior Noteholders, or (iii) publicly announces its intention to take any such acts listed in the foregoing clause (i) or (ii), in the case of each of the foregoing clauses (i) through (iii), which remains uncured (to the extent curable) for ten (10) Business Days after such terminating Consenting Senior Noteholder transmit a written notice in accordance with Section 13.10 detailing any such breach;

(h)            on or after the Agreement Effective Date, any of the Company Parties consummates or enters into a definitive agreement evidencing any merger, consolidation, disposition of material assets, acquisition of material assets, or similar transaction, pays any dividend, or incurs any indebtedness for borrowed money, in each case outside the ordinary course of business, in each case other than: (i) the Restructuring Transactions or (ii) with the prior consent of the Required Consenting Senior Noteholders;

(i)            any board of directors or board of managers, as applicable, of any Debtor or Company Party exercises a Fiduciary Out;

(j)            any of the following shall have occurred: (i) the Company Parties or any affiliate of the Company Parties shall have filed any motion, application, adversary proceeding or Cause of Action (A) challenging the validity, enforceability, or priority of, or seek avoidance or subordination of the Senior Notes Claims or (B) otherwise seeking to impose liability upon or enjoin the Consenting Senior Noteholders (in each case, other than with respect to a breach of this Agreement) or (ii) the Company Parties or any affiliate of the Company Parties shall have supported any application, adversary proceeding or Cause of Action referred to in this clause (j) filed by another person, or consents (without the consent of the Consenting Senior Noteholders) to the standing of any such person to bring such application, adversary proceeding or Cause of Action;

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(k)            the Debtors determine to pursue a Combination Transaction that is not reasonably acceptable to the Required Consenting Senior Noteholders.

Notwithstanding anything to the contrary herein, unless and until there is an unstayed order of the Bankruptcy Court providing that the giving of notice under and/or termination of this Agreement in accordance with its terms is not prohibited by the automatic stay imposed by section 362 of the Bankruptcy Code, the occurrence of any of the Consenting Senior Noteholder Termination Events in this Section 11.01 shall result in an automatic termination of this Agreement, to the extent the Required Consenting Senior Noteholders would otherwise have the ability to terminate this Agreement in accordance with Section 11.01, five (5) Business Days following such occurrence unless waived (including retroactively) in writing by the Required Consenting Senior Noteholders.

11.02.            Company Party Termination Events.  Any Company Party may terminate this Agreement as to all Parties upon prior written notice to all Parties in accordance with Section 13.10 hereof upon the occurrence of any of the following events:

(a)            the breach in any material respect by one or more of the Consenting Senior Noteholders of any of the representations, warranties, undertakings, commitments, or covenants of the Consenting Senior Noteholders set forth in this Agreement that remains uncured for a period of five (5) Business Days after the Company Parties transmit a written notice in accordance with Section 13.10 hereof detailing any such breach; provided that the Company may not exercise such termination right if the non-breaching Consenting Senior Noteholders represent more than two thirds of the Senior Notes Claims;

(b)            the board of directors, board of managers, or such similar governing body of any Company Party determines, after consulting with counsel, (i) that proceeding with any of the Restructuring Transactions would be inconsistent with the exercise of its fiduciary duties or applicable Law or (ii) in the exercise of its fiduciary duties, to pursue an Alternative Restructuring Proposal (a “Fiduciary Out”);

(c)            the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order that (i) enjoins the consummation of a material portion of the Restructuring Transactions and (ii) remains in effect for fifteen (15) Business Days after such terminating Company Party transmits a written notice in accordance with Section 13.10 hereof detailing any such issuance; provided, that this termination right shall not apply to or be exercised by any Company Party that sought or requested such ruling or order in contravention of any obligation or restriction set out in this Agreement; or

(d)            the Bankruptcy Court enters an order denying confirmation of the Plan.

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11.03.            Mutual Termination.  This Agreement, and the obligations of all Parties hereunder, may be terminated by mutual written agreement among all of the following: (a) the Required Consenting Senior Noteholder s; and (b) each Company Party.

11.04.            Automatic Termination.  This Agreement shall terminate automatically without any further required action or notice immediately after the earliest to occur of (a) the Plan Effective Date and (b) the Outside Date; provided that the Outside Date may be extended by the mutual written agreement among the Required Consenting Senior Noteholders and each Company Party.

11.05.            Effect of Termination.  Upon the occurrence of a Termination Date as to a Party, this Agreement shall be of no further force and effect as to such Party and each Party subject to such termination shall be released from its commitments, undertakings, and agreements under or related to this Agreement and shall have the rights and remedies that it would have had, had it not entered into this Agreement, and shall be entitled to take all actions, whether with respect to the Restructuring Transactions or otherwise, that it would have been entitled to take had it not entered into this Agreement, including with respect to any and all Claims or causes of action; provided that such termination shall not relieve a Party from liability for its breach or non-performance of its obligations hereunder before the Termination Date.  Upon the occurrence of a Termination Date prior to the Confirmation Order being entered by a Bankruptcy Court, any and all consents or ballots tendered by the Parties subject to such termination before a Termination Date shall be deemed, for all purposes, to be null and void from the first instance and shall not be considered or otherwise used in any manner by the Parties in connection with the Restructuring Transactions and this Agreement or otherwise; provided, however, any Consenting Senior Noteholder withdrawing or changing its vote pursuant to this Section 11.05 shall promptly provide written notice of such withdrawal or change to each other Party to this Agreement and, if such withdrawal or change occurs on or after the Petition Date, file notice of such withdrawal or change with the Bankruptcy Court. Nothing in this Agreement shall be construed as prohibiting a Company Party or any of the Consenting Senior Noteholders from contesting whether any such termination is in accordance with its terms or to seek enforcement of any rights under this Agreement that arose or existed before a Termination Date. Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict (a) any right of any Company Party or the ability of any Company Party to protect and reserve its rights (including rights under this Agreement), remedies, and interests, including its claims against any Consenting Senior Noteholder, and (b) any right of any Consenting Senior Noteholder, or the ability of any Consenting Senior Noteholder, to protect and preserve its rights (including rights under this Agreement), remedies, and interests, including its claims against any Company Party or Consenting Senior Noteholder. No purported termination of this Agreement shall be effective under this Section 11.05 or otherwise if the Party seeking to terminate this Agreement is in material breach of this Agreement, except a termination pursuant to Section 11.02(b) or Section 11.02(d). Nothing in this Section 11.05 shall restrict any Company Party’s right to terminate this Agreement in accordance with Section 11.02(b).

Section 12.     Amendments and Waivers.

(a)            This Agreement may not be modified, amended, or supplemented, and no condition or requirement of this Agreement may be waived, in any manner except in accordance with this Section 12.

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(b)            This Agreement may be modified, amended, or supplemented, or a condition or requirement of this Agreement may be waived, in a writing signed by: (i) each Company Party and (ii) the Required Consenting Senior Noteholders, solely with respect to any modification, amendment, waiver, or supplement that materially and adversely affects the rights of such Parties and unless otherwise specified in this Agreement; provided, however, that if the proposed modification, amendment, waiver, or supplement has a material, disproportionate, and adverse effect on any of the Company Claims held by a Consenting Senior Noteholder, then the consent of each such affected Consenting Senior Noteholder shall also be required to effectuate such modification, amendment, waiver or supplement.

(c)            Any modification, amendment, or change to (i) the definition of “Required Consenting Senior Noteholders” or “Outside Date” and (ii) Section 11.04 shall require the consent of the Required Consenting Senior Noteholders.

(d)            Any modification, amendment, or change to this Section 12 shall require the consent of each Consenting Senior Noteholder.

(e)            Any proposed modification, amendment, waiver or supplement that does not comply with this Section 12 shall be ineffective and void ab initio.

(f)            The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy under this Agreement shall operate as a waiver of any such right, power or remedy or any provision of this Agreement, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise of such right, power or remedy or the exercise of any other right, power or remedy. All remedies under this Agreement are cumulative and are not exclusive of any other remedies provided by Law.

Section 13.     Miscellaneous.

13.01.            Acknowledgement. Notwithstanding any other provision herein, this Agreement is not and shall not be deemed to be an offer with respect to any securities or solicitation of votes for the acceptance of a plan of reorganization for purposes of sections 1125 and 1126 of the Bankruptcy Code or otherwise.  Any such offer or solicitation will be made only in compliance with all applicable securities Laws, provisions of the Bankruptcy Code, and/or other applicable Law.

13.02.            Exhibits Incorporated by Reference; Conflicts. Each of the exhibits, annexes, signatures pages, and schedules attached hereto is expressly incorporated herein and made a part of this Agreement, and all references to this Agreement shall include such exhibits, annexes, and schedules. In the event of any inconsistency between this Agreement (without reference to the exhibits, annexes, and schedules hereto) and the exhibits, annexes, and schedules hereto, this Agreement (without reference to the exhibits, annexes, and schedules thereto) shall govern.

13.03.            Further Assurances.  Subject to the other terms of this Agreement, the Parties agree to use commercially reasonable efforts to execute and deliver such other instruments and perform such acts, in addition to the matters herein specified, as may be reasonably appropriate or necessary, or as may be required by order of the Bankruptcy Court, from time to time, to effectuate the Restructuring Transactions, as applicable.

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13.04.            Complete Agreement.  Except as otherwise explicitly provided herein, this Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements, oral or written, among the Parties with respect thereto, other than any Confidentiality Agreement.

13.05.            GOVERNING LAW; SUBMISSION TO JURISDICTION; SELECTION OF FORUM.  THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.  Each Party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement, to the extent possible, in the Bankruptcy Court, and solely in connection with claims arising under this Agreement: (a) irrevocably submits to the exclusive jurisdiction of the Bankruptcy Court; (b) waives any objection to laying venue in any such action or proceeding in the Bankruptcy Court; and (c) waives any objection that the Bankruptcy Court is an inconvenient forum or does not have jurisdiction over any Party hereto.

13.06.            Trial by Jury Waiver. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

13.07.            Execution of Agreement.  This Agreement may be executed and delivered in any number of counterparts and by way of electronic signature and delivery, each such counterpart, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement.  Except as expressly provided in this Agreement, each individual executing this Agreement on behalf of a Party has been duly authorized and empowered to execute and deliver this Agreement on behalf of said Party.

13.08.            Rules of Construction.  This Agreement is the product of negotiations among the Company Parties and the Consenting Senior Noteholders, and in the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion hereof, shall not be effective in regard to the interpretation hereof. The Company Parties and the Consenting Senior Noteholders were each represented by counsel during the negotiations and drafting of this Agreement and continue to be represented by counsel.

13.09.            Successors and Assigns; Third Parties.  This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors and permitted assigns, as applicable. There are no third party beneficiaries under this Agreement, and (except as set forth in Section 8) the rights or obligations of any Party under this Agreement may not be assigned, delegated, or transferred to any other person or entity.

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13.10.            Notices.  All notices hereunder shall be deemed given if in writing and delivered, by electronic mail, courier, or registered or certified mail (return receipt requested), to the following addresses (or at such other addresses as shall be specified by like notice):

(a)            if to a Company Party, to:

Extraction Oil & Gas, Inc.

370 17th Street Suite 5300

Denver, CO 80202

Attention: Eric Christ, VP, General Counsel and Secretary

E-mail address: echrist@extractionog.com

with copies to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attention: Christopher Marcus, P.C.

E-mail address: christopher.marcus@kirkland.com

(b)            if to a Consenting Senior Noteholder, to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019

Attention: Andrew Rosenberg, Alice Belisle Eaton, Christopher Hopkins, Douglas Keeton, and Omid Rahnama

E-mail address: arosenberg@paulweiss.com

    aeaton@paulweiss.com

    chopkins@paulweiss.com

    dkeeton@paulweiss.com

    orahnama@paulweiss.com

Any notice given by delivery, mail, or courier shall be effective when received.

13.11.            Independent Due Diligence and Decision Making. Each Consenting Senior Noteholder hereby confirms that its decision to execute this Agreement has been based upon its independent investigation of the operations, businesses, financial and other conditions, and prospects of the Company Parties.

13.12.            Enforceability of Agreement. Each of the Parties to the extent enforceable waives any right to assert that the exercise of termination rights under this Agreement is subject to the automatic stay provisions of the Bankruptcy Code, and expressly stipulates and consents hereunder to the prospective modification of the automatic stay provisions of the Bankruptcy Code for purposes of exercising termination rights under this Agreement, to the extent the Bankruptcy Court determines that such relief is required.

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13.13.            Waiver. If the Restructuring Transactions are not consummated, or if this Agreement is terminated for any reason, the Parties fully reserve any and all of their rights. Pursuant to Federal Rule of Evidence 408 and any other applicable rules of evidence, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms or the payment of damages to which a Party may be entitled under this Agreement.

13.14.            Specific Performance. It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement by any Party, and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief (without the posting of any bond and without proof of actual damages) as a remedy of any such breach, including an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder.

13.15.            Several, Not Joint, Claims. Except where otherwise specified, the agreements, representations, warranties, and obligations of the Parties under this Agreement are, in all respects, several and not joint.

13.16.            Severability and Construction. If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the remaining provisions shall remain in full force and effect if essential terms and conditions of this Agreement for each Party remain valid, binding, and enforceable.

13.17.            Remedies Cumulative. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at Law or in equity shall be cumulative and not alternative, and the exercise of any right, power, or remedy thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such Party.

13.18.            Capacities of Consenting Senior Noteholders. Each Consenting Senior Noteholders has entered into this agreement on account of all Company Claims that it holds (directly or through discretionary accounts that it manages or advises) and, except where otherwise specified in this Agreement, shall take or refrain from taking all actions that it is obligated to take or refrain from taking under this Agreement with respect to all such Company Claims.

13.19.            Email Consents. Where a written notice, consent, acceptance, approval, or waiver is required pursuant to or contemplated by this Agreement, pursuant to Section 3.02, Section 12, or otherwise, including a written approval by the Company Parties or the Required Consenting Senior Noteholders, such written notice, consent, acceptance, approval, or waiver shall be deemed to have occurred if, by agreement between counsel to the Parties submitting and receiving such consent, acceptance, approval, or waiver, it is conveyed in writing (including electronic mail) between each such counsel without representations or warranties of any kind on behalf of such counsel.

13.20.            Fees and Expenses. During the Agreement Effective Period, the Company Parties shall pay the Consenting Senior Noteholder Restructuring Expenses in accordance with the Restructuring Term Sheet and the applicable Definitive Documents, including the funding of the applicable retainers.

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13.21.            Relationship Among Consenting Senior Noteholders.

(a)            None of the Consenting Senior Noteholders shall have any fiduciary duty, any duty of trust or confidence in any form, or other duties or responsibilities to each other, the Company Parties or their affiliates, or any of the Company Parties’ or their affiliates’ creditors or other stakeholders, including, without limitation, any holders of Senior Notes Claims, other Company Claims, and, other than as expressly set forth in this Agreement, there are no commitments among or between the Consenting Senior Noteholders. It is understood and agreed that any Consenting Senior Noteholders may trade in any debt or equity securities of the Company without the consent of the Company or any other Consenting Senior Noteholders, subject to applicable securities laws and, solely in the case of Company Claims, this Agreement (including Section 8 of this Agreement). No prior history, pattern or practice of sharing confidences among or between any of the Consenting Senior Noteholders and/or the Company shall in any way affect or negate this understanding and agreement.

(b)            The Company Parties understand that the Consenting Senior Noteholders are engaged in a wide range of financial services and businesses, and, in furtherance of the foregoing, the Company Parties acknowledge and agree that the obligations set forth in this Agreement shall only apply to the trading desk(s) and/or business group(s) of the Consenting Senior Noteholders that principally manage and/or supervise the Consenting Senior Noteholders’ investment in the Company Parties, and shall not apply to any other trading desk or business group of the Consenting Senior Noteholders so long as they are not acting at the direction or for the benefit of such Consenting Senior Noteholders.

(c)            Notwithstanding anything herein to the contrary, (i) no Party shall have any responsibility by virtue of this Agreement for any trading by any other entity; (ii) no prior history, pattern, or practice of sharing confidences among or between the Parties shall in any way affect or negate this Agreement; and (iii) the Parties hereto acknowledge that this agreement does not constitute an agreement, arrangement, or understanding with respect to acting together for the purpose of acquiring, holding, voting, or disposing of any equity securities of the Company, and neither the Parties nor the Consenting Senior Noteholders constitute a “group” (within the meaning of Rule 13d-5 or Section 14(d)(2) under the Securities Exchange Act of 1934, as amended or any successor provision). For the avoidance of doubt, neither the existence of this Agreement, nor any action that may be taken by a Consenting Senior Noteholders pursuant to this Agreement, shall be deemed to constitute or to create a presumption by any of the Parties that the Consenting Senior Noteholders are in any way acting in concert or as such a “group” within the meaning of Rule 13d-5(b)(1).

13.22.            Settlement Discussions. This Agreement is part of a proposed settlement of matters that could otherwise be the subject of litigation among the Parties. Nothing in this Agreement shall be deemed an admission of any kind. Pursuant to Federal Rule of Evidence 408, any applicable state rules of evidence and any other applicable law, foreign or domestic, this Agreement, and all negotiations relating thereto shall not be admissible into evidence in any proceeding other than to prove the existence of this Agreement or in a proceeding to enforce the terms of this Agreement.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the day and year first above written.

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Company Parties’ Signature Page to
the Restructuring Support Agreement

EXTRACTION OIL & GAS, INC.

XTR Midstream, LLC

7N, LLC

Mountaintop Minerals, LLC

8 North, LLC

XOG Services, LLC

Extraction Finance Corp.

AXIS Exploration, LLC

NORTHWEST CORRIDOR HOLDINGS, LLC

table Mountain Resources, LLC

By:	/s/ Eric J. Christ

Name: Eric J. Christ

Title: Vice President, General Counsel and Corporate Secretary

Authorized Signatory

[Signature Page to Restructuring Support Agreement]

[Consenting Senior Noteholder signature pages on file with the Company Parties.]

EXHIBIT A

Company Parties

Extraction Oil & Gas, Inc.

XTR Midstream, LLC

7N, LLC

Mountaintop Minerals, LLC

8 North, LLC

XOG Services, LLC

Extraction Finance Corp.

Axis Exploration, LLC

Northwest Corridor Holdings, LLC

Table Mountain Resources, LLC

EXHIBIT B

Restructuring Term Sheet

EXTRACTION OIL & GAS, INC.

RESTRUCTURING TERM SHEET

June 15, 2020

This restructuring term sheet (this “Term Sheet”) presents the principal terms of a proposed financial restructuring (the “Restructuring”) of the existing indebtedness of, and equity interests in, Extraction Oil & Gas, Inc. (“Parent”) and its subsidiaries that are identified below (collectively, the “Company” or the “Debtors,” as applicable), which Restructuring will be consummated by commencing prearranged cases (the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) to pursue a chapter 11 plan of reorganization that effectuates (i) the Combination Transaction (defined herein) or (ii) the Stand-Alone Restructuring (as defined herein) (in either case, the “Plan”) containing the terms set forth herein. This is the Term Sheet referred to in, and appended to, the Restructuring Support Agreement dated as of June 15, 2020, by and among the Company and the other parties signatory thereto (the “Consenting Senior Noteholders”) (as amended, supplemented, or otherwise modified from time to time, the “RSA”). Capitalized terms used but not otherwise defined herein will have the meanings ascribed to such terms in section 101 of the Bankruptcy Code, unless otherwise specifically defined in the RSA or the Plan.

THIS TERM SHEET DOES NOT CONSTITUTE (NOR WILL IT BE CONSTRUED AS) AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OR REJECTIONS AS TO ANY PLAN OF REORGANIZATION, IT BEING UNDERSTOOD THAT SUCH AN OFFER, IF ANY, ONLY WILL BE MADE IN COMPLIANCE WITH APPLICABLE PROVISIONS OF SECURITIES, BANKRUPTCY, AND/OR OTHER APPLICABLE LAWS.

THIS TERM SHEET DOES NOT PURPORT TO SUMMARIZE ALL OF THE TERMS, CONDITIONS, REPRESENTATIONS, WARRANTIES, AND OTHER PROVISIONS WITH RESPECT TO THE TRANSACTIONS DESCRIBED HEREIN, WHICH TRANSACTIONS WILL BE SUBJECT TO THE COMPLETION OF THE DOCUMENTS GOVERNING THE RESTRUCTURING AND INCORPORATING THE TERMS SET FORTH HEREIN (OTHER THAN THE RSA) (THE “DEFINITIVE DOCUMENTS”). THE CLOSING OF ANY TRANSACTION WILL BE SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN SUCH DEFINITIVE DOCUMENTS.

INTRODUCTION
Company:	Parent, XTR Midstream, LLC, 7N, LLC, Mountaintop Minerals, LLC, 8 North, LLC, XOG Services, LLC, Extraction Finance Corp., Axis Exploration, LLC, Northwest Corridor Holdings, LLC, and Table Mountain Resources, LLC.
Proposed Filing Date and Venue:	No later than June 15, 2020 (the “Petition Date”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”).
Claims and Interests to be Restructured:

Revolving Credit Agreement Claims: consisting of up to $650 million in principal amount, including reimbursement obligations in respect of letters of credit, plus accrued and unpaid interest (at the non-default rate), fees, and other expenses arising and payable under that certain Amended and Restated Credit Agreement, dated as of August 16, 2017 (as amended, modified, or otherwise supplemented from time to time, the “Revolving Credit Agreement”), by and among Parent, as borrower, Wells Fargo Bank, National Association, as administrative agent, issuing lender, and lender (the “Revolving Credit Agreement Agent”), the guarantors named therein, and the lenders named therein (the “Revolving Credit Agreement Lenders”) (the Claims thereunder, the “Revolving Credit Agreement Claims”) party thereto from time to time.

Senior Notes Claims: Approximately $1,100.189 million in aggregate principal amount, consisting of:

(i)  approximately $400 million in principal amount, plus accrued and unpaid interest, fees, and other expenses arising and payable pursuant to the 7.375% Senior Notes due 2024 (the “2024 Senior Notes,” and the holders thereof, the “2024 Senior Noteholders”) issued pursuant to that certain indenture, dated as of August 1, 2017 (as amended, modified, or otherwise supplemented from time to time, the “2024 Senior Notes Indenture,” and the Claims thereunder, the “2024 Senior Notes Claims”), by and among Parent, as issuer, each of the guarantors named therein, and Wells Fargo Bank, National Association, as trustee; and

(ii) approximately $700.189 million in principal amount, plus accrued and unpaid interest, fees, and other expenses arising and payable pursuant to the 5.625% Senior Notes due 2026 (the “2026 Senior Notes,” and the holders thereof, the “2026 Senior Noteholders,” and together with the 2024 Senior Noteholders, the “Senior Noteholders,” and the ad hoc group of Senior Noteholders represented by Paul, Weiss, Rifkind, Wharton & Garrison LLP and Houlihan Lokey Capital, Inc., the “Ad Hoc Noteholder Group”) issued pursuant to that certain indenture, dated as of January 25, 2018 (as amended, modified, or otherwise supplemented from time to time, the “2026 Senior Notes Indenture,” and the Claims thereunder, the “2026 Senior Notes Claims”), by and among Parent, as issuer, each of the guarantors named therein, and Wells Fargo Bank, National Association, as trustee (the “Senior Notes Trustee”);

Trade Claims: consisting of any ordinary course trade vendor of the Debtors against any of the Debtors on account of ordinary course goods and/or services provided to any of the Debtors. Trade Claims shall not include any Claim arising from or based upon rejection of any executory contract or unexpired lease, any Claim that is a Secured Claim, or any Claim resulting from litigation against one or more of the Debtors (the “Trade Claims”).

General Unsecured Claims: consisting of any Claim against the Company that is not a Revolving Credit Agreement Claim, a Senior Note Claim, an Intercompany Claim, a Trade Claim, or a Claim that is secured, subordinated, or entitled to priority under the Bankruptcy Code (the “General Unsecured Claims”).

Existing Preferred Interests: consisting of all Interests in Parent arising from or related to the shares of the Series A Convertible Preferred Stock, $0.01 par value, of the Parent that existed immediately prior to the Effective Date (the “Existing Preferred Stock,” and the interests in Parent arising from or related to such, the “Existing Preferred Interests”).

Existing Common Interests: consisting of all Interests in Parent arising from or related to the shares of the class of common stock of Parent that existed immediately prior to the Effective Date, including any restricted stock of Parent that vests prior to the Effective Date (the “Existing Common Stock,” and the interests in Parent arising from or related to such, the “Existing Common Interests”).

Other Equity Interests: consisting of all Interests in Parent other than Existing Preferred Interests and the Existing Common Interests (the “Other Equity Interests”).

Restructuring Overview
Implementation	The Company will commence the Chapter 11 Cases and implement the Restructuring pursuant to the RSA and the prearranged Plan. The transactions in this Term Sheet may be effectuated pursuant to (a) a sale to, or combination or merger with, a third party involving all or substantially all of the Company’s restructured equity or assets pursuant to a Successful Proposal (the “Combination Transaction”) or (b) a stand-alone reorganization (the “Stand-Alone Restructuring”) that is consistent with the provisions set forth in this Term Sheet. The Plan shall provide for the implementation of the Combination Transaction or, alternatively, the Stand-Alone Restructuring, and shall be in form and substance reasonably acceptable to the Required Consenting Senior Noteholders, which consent shall not be unreasonably withheld.

Combination Transaction
Combination Transaction and Required Consenting Senior Noteholders’ Consent/Approval:

Following the Petition Date, the Company shall oversee and manage the process related to the Combination Transaction (the “M&A Process”), including communicating with any potentially interested parties and contacting the parties on the Combination Transaction Contact List, exchanging diligence and other information, and soliciting proposals for Combination Transactions, and shall consult with the Consenting Senior Noteholders regarding the M&A Process, and, upon request by the Consenting Senior Noteholders, promptly provide the Consenting Senior Noteholders with all material information, diligence, and marketing materials related to the M&A Process, including periodic high-level informational summaries related to ongoing negotiations, conversations, and correspondence related thereto (the “M&A Process Materials”); provided that, if the Company determines it is necessary to retain additional advisors, it may do so in its sole discretion. The Ad Hoc Noteholder Group and its advisors shall have the right to review all information, diligence, and marketing materials provided by the investment bankers or other advisors retained by the Company to any bidder or prospective bidder with respect to any potential Combination Transaction or merger and to consult with such investment bankers or other advisors with respect to any potential Combination Transaction and any counterproposals or other material documents to be provided to a prospective Combination Transaction partner at least one (1) business day in advance of being provided to any prospective bidder. Notwithstanding the foregoing, in no event shall the Company be required (x) to permit any inspection, or disclose, any information, that in the reasonable judgment of the Company, would cause the Company to violate its respective obligations with respect to confidentiality to a third party if the Company used its commercially reasonable efforts to obtain, but failed to obtain, the consent of such third party to such inspection or disclosure, (y) to disclose any legally privileged information of the Company, or (z) to violate applicable Law. The Company and the advisors for the Ad Hoc Noteholder Group shall consult in good faith regarding the M&A Process, including the M&A Process Materials and other information reasonably requested by the Ad Hoc Noteholder Group and their advisors with respect thereto.

The Company may consummate the Combination Transaction if the Company, in consultation with the Required Consenting Senior Noteholders, makes a good faith determination that the Combination Transaction is more value-maximizing than a Stand-Alone Restructuring; provided that the Required Consenting Senior Noteholders may terminate the RSA with respect to the Consenting Senior Noteholders if the Company determines to pursue the consummation of a Combination Transaction that is not reasonably acceptable to the Required Consenting Senior Noteholders and the Consenting Senior Noteholders shall be entitled to oppose such Combination Transaction, including by voting to reject any chapter 11 plan implementing such transaction.

The Combination Transaction and the Plan solicitation process shall generally be conducted in accordance with the procedures and timeline set forth herein and in the Proposal Submission Guidelines, which shall be subject to the approval of the Required Consenting Senior Noteholders (such approval not to be unreasonably withheld).

Stand-Alone Restructuring
Overview of the Stand-Alone Restructuring:

The Plan shall provide that the Stand-Alone Restructuring will be implemented if, in consultation with the Required Consenting Senior Noteholders, the Company determines in good faith that the Stand-Alone Restructuring is more value-maximizing than the Combination Transaction.

In a Stand-Alone Restructuring, on the Effective Date, all of the Senior Notes Claims, Existing Preferred Interests, and Existing Common Interests will be released, cancelled, and extinguished in exchange for the recoveries set forth below, including the issuance of New Common Shares pursuant to the Plan, preferred equity (if applicable), and the right to participate in the Equity Rights Offering. Votes on the Plan will be solicited from holders of (i) Senior Notes Claims, (ii) General Unsecured Claims, (iii) Existing Preferred Interests, and (iv) Existing Common Interests.

As of the Effective Date, the Revolving Credit Agreement Claims will be (i) reinstated under an amended conforming revolving credit agreement or (ii) paid in full in Cash from the proceeds of (x) a new reserve-based lending facility and (y) the Equity Rights Offering, and the Senior Notes Claims, Existing Equity Interests, and Other Equity Interests will be cancelled, released, and extinguished and will be of no further force and effect.

Equity Rights Offering
Equity Rights Offering and Backstop Commitment:

As a component of the Restructuring and consistent with the Equity Rights Offering Documents, the Company may conduct an equity rights offering in an amount to be agreed among the Company and the Required Consenting Senior Noteholders (the “Equity Rights Offering”), such amount to be subject to the reasonable consent of the Required Consenting Senior Noteholders, pursuant to which holders of Senior Notes Claims, Existing Preferred Interests, and Existing Common Stock shall be permitted to purchase up to an amount of New Common Shares reasonably acceptable to the Company and the Required Consenting Senior Noteholders based on Plan Equity Value and the agreed amount of the Equity Rights Offering to be issued pursuant to the Equity Rights Offering (in each case subject to dilution by the MIP Equity, the New Common Shares issued pursuant to the Backstop Commitment Premium, and the New Warrants (as defined below) (the “Rights Offering Shares”), and in all respects consistent with the Equity Rights Offering Documents.

The Equity Rights Offering Documents and the Plan shall provide holders of:

•     Senior Notes Claims the right to purchase their Pro Rata share of up to 97% of the Rights Offering Shares at a 30% discount (the “Rights Offering Discount”) to Plan Equity Value, as outlined in the final Disclosure Statement.

•     Existing Preferred Interests and Existing Common Interests the right to purchase up to 3%[1] of the Rights Offering Shares at the Rights Offering Discount to Plan Equity Value.

The proceeds shall be used by the Debtors or the Reorganized Debtors, as applicable, to (i) provide additional liquidity for working capital and general corporate purposes, (ii) pay all Consenting Senior Noteholder Restructuring Expenses (to the extent there are any outstanding) pursuant to the RSA and the Backstop Commitment Agreement, and (iii) fund distributions under the Plan.

In accordance with the Equity Rights Offering Documents, the Backstop Parties shall backstop the Equity Rights Offering in exchange for the Backstop Commitment Premium.

The Backstop Commitment Agreement shall include a provision requiring prompt payment of all Consenting Senior Noteholder Restructuring Expenses of the Backstop Parties for so long as such agreement remains in effect.

New Warrants:

On the Effective Date, and in accordance with the terms herein, the Reorganized Debtors shall issue to the holders of Existing Preferred Interests and Existing Common Interests (i) new tranche A warrants, with a 4-year tenor, exercisable into 10% of New Common Stock, struck at an equity value implying a 110% recovery to the Senior Notes on the face value of their claims (including accrued interest through the Effective Date), subject to dilution by the Management Incentive Plan (the “Tranche A Warrants”), and (ii) new tranche B warrants, with a 5-year tenor, exercisable into 5% of New Common Stock, struck at an equity value implying a 125% recovery to the Senior Notes on the face value of their claims (including accrued interest through the Effective Date), subject to dilution by the Management Incentive Plan (the “Tranche B Warrants,” together with the Tranche A Warrants, the “New Warrants”).

The New Warrants shall not include Black Scholes or similar protections in the event of a sale, merger, or similar transaction prior to exercise.

1 Equity participation split between Existing Preferred Interests and Existing Common Interests to be same as new ownership provided under Plan treatment.

DIP Financing
DIP Credit Facility:

The Restructuring will be financed by a new money DIP financing facility in an aggregate amount to be agreed prior to the Petition Date (the “DIP Credit Facility”), provided by the Revolving Credit Agreement Lenders (in their respective capacities as such, the “DIP Lenders”), which shall include access to the consensual use of Cash Collateral, and shall be consistent with the material terms set forth in the term sheet attached hereto as Annex 2 (the “DIP Term Sheet”), and otherwise in form and substance reasonably acceptable to the Required Consenting Senior Noteholders.

The interim and final orders approving the DIP Credit Facility (respectively, the “Interim DIP Order” and the “Final DIP Order”), shall be reasonably acceptable to the Required Consenting Senior Noteholders.

To the extent the Company pursues a new money DIP financing facility, the Company shall solicit a proposal from the Ad Hoc Noteholder Group to provide such DIP financing, which proposal the Company shall consider in good faith alongside other commercially reasonable proposals that it receives, if any, from third parties.

TREATMENT OF CLAIMS AND INTERESTS
Type of Claim	Treatment	Impairment /Voting
Administrative Expense Claims and Priority Tax Claims:	Except to the extent that a holder of an Allowed Administrative Expense Claim or an Allowed Priority Tax Claim agrees to a less favorable treatment, each holder of an Allowed Administrative Expense Claim and an Allowed Priority Tax Claim will receive, in full and final satisfaction of such Claim, Cash in an amount equal to such Allowed Claim on the Effective Date or as soon as practicable thereafter or such other treatment consistent with the provisions of section 1129(a)(9) of the Bankruptcy Code.	N/A
DIP Claims:	On the Effective Date, the DIP Loan Claims shall be paid in full in Cash (or such other consideration as the DIP Lenders agree in their sole discretion).	Unimpaired; Presumed to Accept.
Other Secured Claims:	Except to the extent that a holder of an Allowed Other Secured Claim agrees to a less favorable treatment, in full and final satisfaction of such Allowed Other Secured Claim, at the option of the Debtors or the Reorganized Debtors (subject to the reasonable consent of the Required Consenting Senior Noteholders, which consent shall not be unreasonably withheld), (i) each such holder will receive payment in full in Cash, payable on the later of the Effective Date and the date that is ten (10) Business Days after the date on which such Other Secured Claim becomes an Allowed Other Secured Claim, in each case, or as soon as reasonably practicable thereafter, (ii) such holder’s Allowed Other Secured Claim will be reinstated (only if the Stand-Alone Restructuring is pursued), or (iii) such holder will receive such other treatment so as to render such holder’s Allowed Other Secured Claim Unimpaired pursuant to section 1124 of the Bankruptcy Code.	Unimpaired; Presumed to Accept.

Other Priority Claims:	Except to the extent that a holder of an Allowed Other Priority Claim agrees to a less favorable treatment, in full and final satisfaction of such Allowed Other Priority Claim, each holder of an Allowed Other Priority Claim will, at the option of the Debtors or the Reorganized Debtors (subject to the reasonable consent of the Required Consenting Senior Noteholders, which consent shall not be unreasonably withheld), (i) be paid in full in Cash or (ii) otherwise receive treatment consistent with the provisions of section 1129(a)(9) of the Bankruptcy Code, payable on the later of the Effective Date and the date that is ten (10) Business Days after the date on which such Other Priority Claim becomes an Allowed Other Priority Claim, in each case, or as soon as reasonably practicable thereafter.	Unimpaired; Presumed to Accept.
Revolving Credit Agreement Claims:

On the Effective Date, the Revolving Credit Agreement Claims shall either be reinstated under an amended conforming revolving credit agreement, or be paid in full in Cash from:

(a) if the Combination Transaction is pursued, (i) the proceeds of a new reserve-based lending facility, and/or (ii) cash proceeds from the Combination Transaction; or

(b) if the Stand-Alone Restructuring is pursued, the proceeds of (i) a new reserve-based lending facility and (ii) the Equity Rights Offering.

Unimpaired; Presumed to Accept.
Senior Notes Claims:

On the Effective Date of the Plan, the Senior Notes Claims will be released and extinguished and each holder of an Allowed Senior Notes Claim will receive, in full and final satisfaction of such Allowed Senior Notes Claim:

(a) if the Combination Transaction is pursued, its Pro Rata share of 97% of (i) New Common Shares issued pursuant to the Plan on the Effective Date (the “Equity Allocation”) pro forma for the Combination Transaction and/or (ii) cash proceeds from the Combination Transaction (the “Alternative Allocation”); or

(b) if the Stand-Alone Restructuring is pursued, its Pro Rata share of (i) 97% of the Equity Allocation, and (ii) subscription rights for 97% of the Equity Rights Offering.

Impaired; Entitled to Vote.

Trade Claims:

(a) if the Combination Transaction is pursued, Trade Claims that are not expressly assumed by the partner pursuant to the Combination Transaction shall be treated as General Unsecured Claims; or

(b) if the Stand-Alone Restructuring is pursued, on the Effective Date of the Plan each holder of an Allowed Trade Claim shall receive, in full and final satisfaction of such Allowed Trade Claim, payment in full of such Allowed Trade Claim on the Effective Date or otherwise in the ordinary course of the Debtors’ business, and the remaining Trade Claims shall be treated as General Unsecured Claims.

Unimpaired; Presumed to Accept.
General Unsecured Claims:

On the Effective Date of the Plan, General Unsecured Claims will be cancelled, released, and extinguished and will be of no further force and effect and each holder of an Allowed General Unsecured Claim will receive, in full and final satisfaction of such Allowed General Unsecured Claim:

(a) if the Combination Transaction is pursued, its Pro Rata share of 97% of (i) the Equity Allocation pro forma for the Combination Transaction and/or (ii) the Alternative Allocation; or

(b) if the Stand-Alone Restructuring is pursued, its Pro Rata share of 97% of the Equity Allocation.

Impaired; Entitled to Vote.
Existing Preferred Interests:

On the Effective Date of the Plan, Existing Preferred Interests will be cancelled, released, and extinguished and will be of no further force and effect and each holder of an Allowed Existing Preferred Interest will receive, in full and final satisfaction of such Allowed Existing Preferred Interest, its Pro Rata Share of:

(a) if the Combination Transaction is pursued, (i) 1.5% of (x) the Equity Allocation pro forma for the Combination Transaction and/or (y) the Alternative Allocation, (ii) 50% of the Tranche A Warrants, and (iii) 50% of the Tranche B Warrants; or

(b) if the Stand-Alone Restructuring is pursued, (i)  1.5% of the Equity Allocation, (ii) subscription rights for 1.5% of the Equity Rights Offering, (iii) 50% of the Tranche A Warrants, and (iv) 50% of the Tranche  B Warrants.

Impaired; Entitled to Vote.

Existing Common Interests:

On the Effective Date of the Plan, Existing Common Interests will be cancelled, released, and extinguished and will be of no further force and effect and each holder of an Allowed Existing Common Interest will receive, in full and final satisfaction of such Allowed Existing Common Interest, its Pro Rata Share of:

(a) if the Combination Transaction is pursued, (i) 1.5% of (x) the Equity Allocation pro forma for the Combination Transaction and/or (y) the Alternative Allocation, (ii) 50% of the Tranche A Warrants, and (iii) 50% of the Tranche B Warrants.; or

(b) if the Stand-Alone Restructuring is pursued, (i) 1.5% of the Equity Allocation, (ii) subscription rights for 1.5% of the Equity Rights Offering, (iii) 50% of the Tranche A Warrants, and (iv) 50% of the Tranche B Warrants.

Impaired; Entitled to Vote.
Other Equity Interests:	On the Effective Date, all Other Equity Interests will be cancelled, released, and extinguished and will be of no further force and effect. No holder of Other Equity Interests will receive a distribution under the Plan.	Impaired; Presumed to Reject.
Intercompany Claims:

(a) if the Combination Transaction is pursued, [●]; or

(b) if the Stand-Alone Restructuring is pursued, all Intercompany Claims will be adjusted, reinstated, or discharged in the Company’s discretion, subject to the consent of the Required Consenting Senior Noteholders (such consent not to be unreasonably withheld).

Unimpaired; Presumed to Accept.
Intercompany Interests:

(a) if a Combination Transaction is pursued, [●]; or

(b) if the Stand-Alone Restructuring is pursued, all Intercompany Interests will either be, subject to the reasonable consent of the Required Consenting Senior Noteholders, (i) reinstated (except that they may be modified or recharacterized as Intercompany Claims with the consent of the Required Consenting Senior Noteholders (such consent not to be unreasonably withheld)), or (ii) cancelled or otherwise eliminated and receive no distribution under the Plan.

Unimpaired; Presumed to Accept.

GENERAL PROVISIONS
Executory Contracts and Unexpired Leases:

(a) if the Combination Transaction is pursued, any executory contracts and unexpired leases (“Executory Contracts and Unexpired Leases”) to which any of the Debtors are parties shall be deemed rejected as of [the date of entry of the Confirmation Order], unless (i) such Executory Contract or Unexpired Lease is assumed by the Debtors and assigned to the partners pursuant to the Combination Transaction, (ii) was previously rejected by the Debtors, pursuant to a Final Order of the Bankruptcy Court, (iii) previously expired or terminated pursuant to its own terms or by agreement of the parties thereto, (iv) is the subject of a motion to reject filed by the Debtors on or before [the date of entry of the Confirmation Order], or (v) is specifically designated as a contract or lease to be rejected on the Schedule of Rejected Contracts; provided, however, that the Required Consenting Senior Noteholders consent to such rejection, assumption, or assumption and assignment (such consent not to be unreasonably withheld); or

(b) if the Stand-Alone Restructuring is pursued, as of and subject to the occurrence of the Effective Date and the payment of any applicable cure amount, all Executory Contracts and Unexpired Leases shall be deemed assumed, unless such contract or lease (i) was previously assumed or rejected by the Debtors, pursuant to a Final Order of the Bankruptcy Court, (ii) previously expired or terminated pursuant to its own terms or by agreement of the parties thereto, (iii) is the subject of a motion to reject filed by the Debtors on or before the date of entry of the Confirmation Order, (iv) contains a change of control or similar provision that would be triggered by the Restructuring (unless such provision has been irrevocably waived), or (v) is specifically designated as a contract or lease to be rejected on the Schedule of Rejected Contracts; provided, however, that the Required Consenting Senior Noteholders consent to such rejection, assumption, or assumption and assignment (such consent not to be unreasonably withheld).

In either case, Claims arising from the rejection of the Debtors’ Executory Contracts and Unexpired Leases shall be classified as General Unsecured Claims and any settlement of such claims is subject to the reasonable consent of the Required Consenting Senior Noteholders, which consent shall not be unreasonably withheld.

Board of Directors:	If the Stand-Alone Restructuring is pursued, the board of directors of the Reorganized Debtors (the “New Board”) will consist of (i) the chief executive officer of the Reorganized Debtors and (ii) the other directors selected by the Required Consenting Senior Noteholders, whose identities shall be disclosed in the Plan Supplement.

Charter, By-Laws and Organizational Documents:	If the Stand-Alone Restructuring is pursued, the New Corporate Governance Documents will become effective as of the Effective Date. In each case, the New Corporate Governance Documents shall be in a form acceptable to the Required Consenting Senior Noteholders.
Management Incentive Plan:

(a) If the Combination Transaction is pursued, customary cash incentives will be provided to the management with an aggregate value that is no less than the value of the MIP Equity (as defined below) that would otherwise initially be granted to management.

(b) If the Stand-Alone Restructuring is pursued, the Plan will provide for the establishment of a post-emergence management incentive plan to be adopted by the New Board (the “Management Incentive Plan”), which will include (i) restricted stock units, options, New Common Shares, or other rights exercisable, exchangeable, or convertible into New Common Shares representing up to 10% of the New Common Shares on a fully diluted and fully distributed basis (the “MIP Equity”) and (ii) other terms and conditions customary for similar type equity plans, and otherwise in form and substance reasonably acceptable to the Required Consenting Senior Noteholders.

KEIP/KERP:	Following the Petition Date, to the extent the Company decides to seek Bankruptcy Court approval of (a) a key employee incentive plan for insider employees (the “KEIP”), and/or (b) a key employee retention plan for key non-insider employees (the “KERP”), such plans shall be in form and substance reasonably acceptable to the Required Consenting Senior Noteholders and the Company shall consult with the Required Consenting Senior Noteholders with respect to the terms of such KEIP and/or KERP prior to filing motions seeking approval of the same.
Vesting of Assets:	If the Stand-Alone Restructuring is pursued, on the Effective Date of the Plan, pursuant to section 1141(b)-(c) of the Bankruptcy Code, all remaining operating assets of the Company will vest in the Reorganized Debtors free and clear of all liens, Claims, and encumbrances, except as otherwise provided by the Plan.
Hedging Program:	The Company shall consult with the Required Consenting Senior Noteholders regarding any material changes to the Company’s hedging program.

Survival of Indemnification Obligations and D&O Insurance:

(a) if the Combination Transaction is pursued, the Indemnification Obligations will be subject to the partner’s discretion to assume such obligations as part of the terms of the Combination Transaction.

In addition, after the Combination Transaction is effectuated, the partner will not terminate or otherwise reduce the coverage under any directors’ and officers’ insurance policies (including any “tail policy”) in effect or purchased as of the Petition Date, and all members, managers, directors, and officers of the Company who served in such capacity at any time prior to the Effective Date or any other individuals covered by such insurance policies, will be entitled to the full benefits of any such policy for the full term of such policy regardless of whether such members, managers, directors, officers, or other individuals remain in such positions after the Effective Date of the Plan.

(b) if the Stand-Alone Restructuring is pursued, any obligations of the Company pursuant to corporate charters, bylaws, limited liability company agreements, or other organizational documents to indemnify current and former officers, directors, managers, members, agents, or employees with respect to all present and future actions, suits, and proceedings against the Company or such directors, officers, managers, members, agents, or employees, based upon any act or omission for or on behalf of the Company (the “Indemnification Obligations”) will not be discharged or impaired by confirmation of the Plan. All such Indemnifications Obligations will be assumed by the Company under the Plan (and shall be treated as executory contracts to be assumed under the Plan, to the extent applicable) and will continue as obligations of the Reorganized Debtors. Any Claim based on the Company’s obligations thereunder will be an Allowed Claim.

In addition, after the Effective Date, the Reorganized Debtors will not terminate or otherwise reduce the coverage under any directors’ and officers’ insurance policies (including any “tail policy”) in effect or purchased as of the Petition Date, and all members, managers, directors, and officers of the Company who served in such capacity at any time prior to the Effective Date or any other individuals covered by such insurance policies, will be entitled to the full benefits of any such policy for the full term of such policy regardless of whether such members, managers, directors, officers, or other individuals remain in such positions after the Effective Date.

Conditions to Confirmation:

Confirmation of the plan will be subject to the satisfaction of customary conditions, including the following (as applicable):

i.     the Definitive Documents (as defined herein) will contain terms and conditions consistent in all material respects with this Term Sheet and the RSA, and otherwise satisfactory or reasonably satisfactory, as applicable, in form and substance to the Required Consenting Senior Noteholders;

ii.   the RSA shall remain in full force and effect and shall not have been terminated, and there shall be no default thereunder; and

iii.    the Bankruptcy Court will have entered the Disclosure Statement Order, in form and substance acceptable to the Required Consenting Senior Noteholders, and such Disclosure Statement Order will not have been reversed, stayed, amended, modified, dismissed, vacated, or reconsidered.

The conditions to confirmation may be waived, in whole or in part, in writing (which may be via e-mail) by the Debtors and the Required Consenting Senior Noteholders.

Conditions to Effectiveness:

Effectiveness of the Plan will be subject to the satisfaction of customary conditions, including the following (as applicable):

i.      the Definitive Documents (as defined in the RSA) will contain terms and conditions consistent in all material respects with this Term Sheet and the RSA, and otherwise satisfactory or reasonably satisfactory, as applicable, in form and substance to the Required Consenting Senior Noteholders;

ii.     the RSA shall remain in full force and effect and shall not have been terminated, and there shall be no default thereunder;

iii.     the Bankruptcy Court will have entered the Confirmation Order, in form and substance acceptable to the Required Consenting Senior Noteholders, and such Confirmation Order will not have been reversed, stayed, amended, modified, dismissed, vacated, or reconsidered;

iv.    to the extent an Exit Facility is entered into, all conditions precedent to the effectiveness of the Exit Facility shall have been satisfied or duly waived, and the Exit Facility, including all documentation related thereto, shall be in form and substance satisfactory to the Required Consenting Senior Noteholders and the Company and in effect;

v.    the final version of the Plan, Plan Supplement, and all of the schedules, documents, and exhibits contained therein, and all other schedules, documents, supplements, and exhibits to the Plan shall be consistent with the RSA, and in form and substance acceptable or reasonably acceptable, as applicable, to the Required Consenting Senior Noteholders;

vi.   all waiting periods imposed by any Governmental Entity or Antitrust Authority in connection with the transactions contemplated by the Backstop Commitment Agreement shall have terminated or expired and all authorizations, approvals, consents or clearances under the Antitrust Laws in connection with the transactions contemplated by the Backstop Commitment Agreement shall have been obtained, (if applicable);

vii.  the Debtors shall have obtained all material authorizations, consents, regulatory approvals, rulings, or documents that are necessary to implement and effectuate the Plan, including Bankruptcy Court approval, and each of the other transactions contemplated by the Restructuring, and such material authorizations, consents, regulatory approvals, rulings, or documents shall not be subject to unfulfilled conditions and shall be in full force and effect, and all applicable regulatory waiting periods will have expired;

viii.    the Debtors shall have complied, in all material respects, with the terms of the Plan that are to be performed by the Debtors on or prior to the Effective Date and the conditions to the occurrence of the Effective Date (other than any conditions relating to the occurrence of the closing) set forth in the Plan shall have been satisfied or, with the prior consent of the Required Consenting Senior Noteholders waived in accordance with the terms of the Plan;

ix.      the Restructuring to be implemented on the Effective Date shall be consistent with the Plan and the RSA;

x.     all Consenting Senior Noteholder Restructuring Expenses have been or will be paid in full in Cash;

xi.    the Debtors shall not be in default under the DIP Facility, and the Interim DIP Order and the Final DIP Order shall not have been reversed, stayed, dismissed, vacated, or reconsidered;

xii.   the Debtors shall not have filed, supported, or consented to any motion, application, adversary proceeding, or cause of action (A) challenging the validity, enforceability, perfection, or priority of, or seeking avoidance or subordination of any of the Senior Notes Claims or the DIP Claims (as applicable), (B) otherwise seeking to impose liability upon or enjoin the Senior Noteholders or DIP Lenders, or (C) by any third party seeking standing to bring such application, adversary proceeding, or cause of action;

xiii.      in the case of a Stand-Alone Restructuring:

a.   the Bankruptcy Court shall have entered the Backstop Order, in form and substance acceptable to the Required Consenting Senior Noteholders, and such order shall not have been reserved, stayed, amended, modified, dismissed, vacated, or reconsidered;

b.   the Backstop Agreement shall remain in full force and effect and shall not have been terminated, and the parties thereto shall be in compliance therewith; and

c.   the Equity Rights Offering shall have been conducted, in all material respects, in accordance with the Equity Rights Offering Documents and any other relevant transaction documents; and

d.  the New Corporate Governance Documents shall be in full force and effect.

The conditions to effectiveness may be waived, in whole or in part, in writing (which may be via e-mail) by the Debtors and the Required Consenting Senior Noteholders.
Milestones:

The Consenting Senior Noteholders’ support for the Restructuring shall be subject to the timely satisfaction of the following milestones (the “Milestones”), which may be extended with the prior written consent of the Required Consenting Senior Noteholders, which consent shall not be unreasonably withheld:

1.      No later than June 15, 2020, the Company shall commence the Chapter 11 Cases;

2.     No later than 3 Business Days after the Petition Date, the Interim DIP Order shall be entered by the Bankruptcy Court;

3.     No later than 5 days after the Petition Date, the Company’s investment bankers shall have contacted the parties in the Combination Transaction Contact List and initiated the reciprocal due diligence process;

4.     No later than 10 days after the Petition Date, the Company shall file the Proposal Submission Guidelines Motion;

5.     No later than 21 days after the Petition Date, the Company shall file the Plan, the Disclosure Statement, the Disclosure Statement Motion, and the Backstop Motion;

6.     No later than 30 days after the Petition Date, the Proposal Submission Guidelines Order, and the Final DIP Order shall be entered by the Bankruptcy Court;

7.     No later than 45 days after the Petition Date, the deadline for submission of preliminary indications of interest for the Combination Transaction shall occur;

8.     No later than 45 days after filing the Disclosure Statement Motion, the Disclosure Statement Order and the Backstop Order shall be entered by the Bankruptcy Court;

9.     No later than 75 days after the Petition Date, the deadline for submission of firm proposals, which shall include outside counsel vetted comments to definitive transaction documents for a Combination Transaction, shall occur;

10.  No later than 5 days after entry of the Disclosure Statement Order, the Company shall commence the Equity Rights Offering and Plan solicitation in accordance with the Disclosure Statement Order and the solicitation procedures;

11.  Solely in the event that a Combination Transaction is pursued, no later than 95 days after the Petition Date, the Company and a Combination Transaction partner shall have executed and delivered a definitive transaction agreement;

12.  No later than 110 days after the Petition Date, the filing by the Debtors of the Plan Supplement, including the documents relating to the Exit Facility (if applicable);

13.  No later than 110 days after the Petition Date, the occurrence of the Voting Deadline;

14.  Solely to the extent that the Company has entered into a definitive agreement for a Combination Transaction and the Restructuring is being effectuated through the Combination Transaction,

a.     No later than 115 days after the Petition Date, the Court endorsement of the Combination Transaction contemplated by the definitive agreement shall be entered by the Bankruptcy Court;

b.     No later than 120 days after the Petition Date, the Combination Transaction shall be consummated, including final execution of all relevant documents in connection therewith unless consummation of the Combination Transaction is contingent on the Effective Date or third-party approvals that are required under applicable securities laws;

15.  No later than 120 days after the Petition Date, the Confirmation Hearing shall have commenced;

16.  No later than 123 days after the Petition Date, the Confirmation Order shall be entered by the Bankruptcy Court; and

17.  No later than 130 days from the Petition Date, the Effective Date shall have occurred.

Consenting Senior Noteholder Restructuring Expenses:

The Company will pay, immediately prior to the Petition Date, all Consenting Senior Noteholder Restructuring Expenses, including fees and expenses estimated to be incurred prior to the filing of the Chapter 11 Cases, for which invoices or receipts are furnished by the advisors to the Consenting Senior Noteholders at least one (1) Business Day prior thereto and provide (i) a $500,000.00 advance retainer to Paul, Weiss, Rifkind, Wharton & Garrison, LLP; (ii) a $[$150,000.00] advance retainer to Young, Conaway, Stargatt & Taylor, LLP; and (iii) a $[●] advance retainer Houlihan Lokey Capital, Inc.

Pursuant to and following the entry of the Backstop Order and/or DIP Orders, the Company will pay from time to time within five (5) Business Days of receipt of an invoice therefor, and (to the extent not previously paid) on the Effective Date, to the extent invoice at least one (1) Business Day beforehand, all Consenting Senior Noteholder Restructuring Expenses incurred and outstanding (including any estimated fees and expenses estimated to be incurred through the Effective Date).
Consent Rights of Consenting Senior Noteholders and Required Consenting Senior Noteholders:	Notwithstanding anything to the contrary herein or in the Plan, any and all consent rights of the Consenting Senior Noteholders and Required Consenting Senior Noteholders set forth in the RSA with respect to the Definitive Documents, including any amendments, restatements, supplements, or other modifications to such documents, will be incorporated into the Plan by reference and fully enforceable as if stated in full in the Plan.
Releases and Exculpation:	The Plan and the Confirmation Order will contain the exculpation provisions, the Debtor releases, and the “third-party” releases set forth in Annex 1 to this Term Sheet.
Tax Structure:	To the extent practicable, the Restructuring contemplated by this Term Sheet will be structured so as to obtain the most beneficial tax structure for the Company and the Senior Noteholders, as determined by the Company and with the consent of the Required Consenting Senior Noteholders (such consent not to be unreasonably withheld).
Retention of Jurisdiction:	The Plan, as applicable, will provide for a broad retention of jurisdiction by the Bankruptcy Court for (i) resolution of Claims, (ii) allowance of compensation and expenses for pre-Effective Date services, (iii) resolution of motions, adversary proceedings, or other contested matters, (iv) entry of such orders as necessary to implement or consummate the Plan and any related documents or agreements, and (v) other customary purposes.
Restructuring Transactions:	In the event the Stand-Alone Restructuring is pursued, on the Effective Date or as soon as reasonably practicable thereafter, the Debtors or the Reorganized Debtors, as applicable, subject to the consent of the Required Consenting Senior Noteholders (such consent not to be unreasonably withheld), may take all actions consistent with this Plan as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Restructuring under and in connection with the Plan.
Exemption from SEC Registration:	The issuance and distribution under the Plan of the New Common Shares or the Rights Offering Shares pursuant to the Equity Rights Offering, including any New Common Shares issued on account of the Backstop Commitment Premium, will be issued in reliance on the exemption from registration to the fullest extent permitted by law.

Securities Issuance Requirements:

If the Stand-Alone Restructuring is pursued, the issuance of the New Common Shares, to the extent applicable, will be subject to the following requirements (the “Securities Issuance Requirements”):

The Company will use commercially reasonable efforts to promptly make the New Common Shares eligible for deposit with the DTC and posted on Bloomberg.

To the extent the Reorganized Parent is not an SEC registered reporting entity, any New Common Shares issued under the Plan will entitle the beneficial owner of such securities to certain information rights, including the following: (1) quarterly unaudited financials (with MD&A); (2) annual audited financials (with MD&A); (3) quarterly management calls with Q&A; (4) prompt reporting of material acquisitions, dispositions, restructurings, mergers, issuances of debt or similar transactions; (5) all other material publicly available reports; and (6) sufficient financial information about the Reorganized Debtors shall be provided to market makers to allow the New Common Shares to be “pink sheets” eligible. For the avoidance of doubt, the foregoing shall not be required with respect to such New Common Shares to the extent that the Company is an SEC registered reporting entity.

Furthermore, to the extent the Reorganized Parent is an SEC reporting entity, on the Effective Date, the Reorganized Debtors, at the discretion of the Required Consenting Senior Noteholders, the Consenting Senior Noteholders, and any holder of 10% or more of the New Common Shares will be party to a registration rights agreement providing for customary demand registration rights with respect to New Common Shares held by such Consenting Senior Noteholders and any other 10% holders (the “Registration Rights Agreement”).

Fiduciary Out

Notwithstanding anything to the contrary herein, nothing in this Term Sheet, the RSA, or any of the Definitive Documents shall require a Debtor or the board of directors, board of managers, or similar governing body of a Debtor, after consulting with counsel, to take any action or to refrain from taking any action with respect to the Restructuring to the extent taking or failing to take such action would be inconsistent with applicable law or its fiduciary obligations under applicable law, and any such action or inaction pursuant to this provision shall not be deemed to constitute a breach of the RSA, this Term Sheet, or any of the Definitive Documents.

The Debtors may terminate the RSA, this Term Sheet, or any Definitive Document if the board of directors, board of managers, or such similar governing body of any Debtor determines, after consulting with counsel and, after prompt written notice to counsel to the Consenting Senior Noteholders that proceeding with any of the transactions comprising the Restructuring would be inconsistent with the exercise of its fiduciary duties or applicable law.

Other Defined Terms
“Ad Hoc Noteholder Group”	The ad hoc group of Senior Noteholders represented by Paul, Weiss, Rifkind, Wharton & Garrison LLP, as counsel, and Houlihan Lokey Capital, Inc., as financial advisor.
“Administrative Expense Claim”	A Claim for costs and expenses of administration of the Estates under sections 503(b), 507(b), or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred on or after the Petition Date of preserving the Estates and operating the businesses of the Debtors; (b) Allowed Claim for professional services rendered or costs incurred on or after the Petition Date through the Confirmation Date by professional persons retained by an order of the Bankruptcy Court pursuant to sections 327, 328, 329, 330, 331, or 503(b) of the Bankruptcy Code in the Chapter 11 Cases (“Professional Fee Claims”); and (c) the reasonable and documented fees and expenses incurred by (i) the Consenting Senior Noteholders’ advisors pursuant to the terms of their fee letters and (ii) Kirkland & Ellis LLP, Alvarez & Marsal North America, LLC, Moelis & Company, Petrie Partners Securities, LLC, and local counsel to the Company, in each case that are due and owing after receipt of applicable invoices consistent with any applicable engagement letters, provided that with respect to fees and expenses incurred prior to the Confirmation Date (other than Consenting Senior Noteholder Restructuring Expenses), such fees and expenses must have been approved by an order of the Bankruptcy Court.
“Allowed”	With reference to any Claim or Interest, (i) any Claim or Interest arising on or before the Effective Date (a) as to which no objection to allowance has been interposed within the time period set forth in the Plan or (b) as to which any objection has been determined by a Final Order of the Bankruptcy Court to the extent such objection is determined in favor of the respective holder, (ii) any Claim or Interest as to which the liability of the Debtors and the amount thereof are determined by a Final Order of a court of competent jurisdiction other than the Bankruptcy Court, or (iii) any Claim or Interest expressly allowed under the Plan; provided, however, that notwithstanding the foregoing, the Reorganized Debtors will retain all claims and defenses with respect to Allowed Claims that are reinstated or otherwise Unimpaired pursuant to the Plan.
“Amended Organizational Documents”	The forms of certificate of incorporation, certificate of formation, bylaws, limited liability company agreements, shareholder agreement (if any), or other similar organizational documents, as applicable, of the Reorganized Parent, and in form and substance acceptable to the Required Consenting Senior Noteholders.
“Antitrust Authority”	The United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice, the attorneys general of the several states of the United States and any other governmental entity having jurisdiction pursuant to the antitrust laws.

Other Defined Terms
“Antitrust Laws”	The Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, and any other law governing agreements in restraint of trade, monopolization, pre-merger notification, the lessening of competition through merger or acquisition or anti-competitive conduct, and any foreign investment laws.
“Backstop Commitment Agreement”	The commitment agreement attached to the RSA between the Backstop Parties and the Debtors to backstop the Equity Rights Offering, and in form and substance reasonably acceptable to the Backstop Parties and the Required Consenting Senior Noteholders.
“Backstop Commitment Premium”	The amount to be paid as consideration to the Backstop Parties on the Effective Date, pursuant to the terms and conditions set forth in the Plan and the Backstop Commitment Agreement, in the form of a nonrefundable aggregate premium equal to 9% of the aggregate amount of the Equity Rights Offering, excluding any oversubscription amounts, payable in (i) if the Stand-Alone Restructuring is pursued, New Common Shares issued at the Rights Offering Discount to Plan Equity Value, (ii) if the Combination Transaction is pursued, New Common Shares of the combined entity issued at the Rights Offering Discount to Plan Equity Value pro forma for the Combination Transaction and/or the Alternative Allocation, or (iii) if the Backstop Commitment Agreement is terminated, Cash. Subject to the limitations contained herein, and in accordance with the Equity Rights Offering Documents, the Backstop Commitment Premium shall be fully earned upon entry the Backstop Commitment Order (other than by Backstop Parties who default on their obligations under the Backstop Commitment Agreement) and payable on the Effective Date of the Plan.
“Backstop Motion”	The motion filed with the Bankruptcy Court seeking approval of the Rights Offering Procedures and the Debtors’ entry into the Backstop Commitment Agreement, in form and substance reasonably acceptable to the Backstop Parties and the Required Consenting Senior Noteholders.
“Backstop Parties”	The holders of Senior Notes Claims that elect to backstop the Equity Rights Offering pursuant to the Backstop Commitment Agreement.
“Backstop Order”	The order of the Bankruptcy Court approving the Rights Offering Procedures and entry into the Backstop Commitment Agreement, in form and substance reasonably acceptable to the Backstop Parties and the Required Consenting Senior Noteholders, which remains in full force and effect and is not subject to a stay.
“Business Day”	Any day other than a Saturday, a Sunday, or any other day on which banking institutions in New York, New York are authorized or required by law or executive order to close.

Other Defined Terms
“Cash”	Legal tender of the United States of America.
“Cash Collateral”	“Cash collateral,” as defined in section 363(a) of the Bankruptcy Code.
“Cause of Action”	Any action, claim, cross-claim, third-party claim, cause of action, controversy, dispute, demand, right, lien, indemnity, contribution, guaranty, suit, obligation, liability, loss, debt, fee or expense, damage, interest, judgment, cost, account, defense, remedy, offset, power, privilege, proceeding, license, and franchise of any kind or character whatsoever, known, unknown, foreseen or unforeseen, existing or hereafter arising, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable directly or derivatively (including any alter ego theories), whether arising before, on, or after the Petition Date, in contract or in tort, in law or in equity or pursuant to any other theory of law (including under any state or federal securities laws). For the avoidance of doubt, Cause of Action also includes (i) any right of setoff, counterclaim, or recoupment and any claim for breach of contract or for breach of duties imposed by law or in equity, (ii) the right to object to Claims or Interests, (iii) any claim pursuant to section 362 or chapter 5 of the Bankruptcy Code, (iv) any claim or defense including fraud, mistake, duress, and usury and any other defenses set forth in section 558 of the Bankruptcy Code, and (v) any state law fraudulent transfer claim.
“Chapter 11 Cases”	The jointly administered cases under chapter 11 of the Bankruptcy Code commenced by the Debtors on the Petition Date in the Bankruptcy Court.
“Claim”	A “claim,” as defined in section 101(5) of the Bankruptcy Code, as against any Debtor.
“Combination Transaction Contact List”	A list of reasonably qualified parties that could potentially be a viable Combination Transaction candidate; such list to be created in consultation with, and subject to the consent of, the Required Consenting Senior Noteholders (such consent not to be unreasonably withheld).
“Combination Transaction Documents”	Any and all documents related to the Combination Transaction including, but not limited to, any agreement and plan of merger, or stock or asset purchase agreements, and any related pleadings or documents, each in form and substance reasonably acceptable to the Required Consenting Senior Noteholders.
“Confirmation Date”	The date on which the Bankruptcy Court enters the Confirmation Order.

Other Defined Terms
“Confirmation Order”	The order of the Bankruptcy Court confirming the Plan in the Chapter 11 Cases, and in form and substance acceptable to the Required Consenting Senior Noteholders, which remains in full force and effect and is not subject to a stay.
“Consenting Senior Noteholders”	Those Senior Noteholders that are signatories to the RSA, and any subsequent Senior Noteholder that becomes party thereto in accordance with the terms of the RSA.
“Consenting Senior Noteholder Restructuring Expenses”	The reasonable and documented fees and expenses incurred by the Ad Hoc Noteholder Group’s advisors pursuant to the terms of their respective engagements related to the Restructuring and not previously paid by, or on behalf of, the Company, including, (i) the reasonable and documented fees and expenses of Paul, Weiss, Rifkind, Wharton & Garrison, LLP, (ii) the reasonable and documented fees and expenses of Young, Conaway, Stargatt & Taylor, LLP, and (iii) all monthly fees, restructuring, transaction, and back-end fees payable to Houlihan Lokey Capital, Inc. under and pursuant to its engagement letter, dated March 3, 2020, executed by the Company. All of the aforementioned fees shall be deemed reasonable for all purposes hereunder.
“Definitive Documents”

The Definitive Documents governing the Restructuring shall include, without limitation, the following:

•     the Plan, the Confirmation Order, and any motion or other pleadings related to the Plan or confirmation of the Plan and its exhibits;

•     the Plan Supplement;

•     the Disclosure Statement, the Disclosure Statement Order, and the other Solicitation Materials, including the motion seeking approval of the solicitation procedures;

•     the Interim DIP Order(s), the Final DIP Order, the motion seeking approval of the same, and the credit agreement in connection therewith;

•     the substantive First Day Pleadings~~;~~ and orders approving the same;

•     [the Management Incentive Plan];

•     any other material pleadings or material motions the Company plans to file in connection with the Chapter 11 Cases, including (i) any and all motions filed to assume, assume and assign, or reject an executory contract or unexpired lease and the order or orders of the Bankruptcy Court approving such motions and (ii) any and all motions seeking approval of a KEIP and/or KERP and the order or orders of the Bankruptcy Court approving such motions;

Other Defined Terms

•     the Exit Facility and any related documentation;

•     the New Common Shares Documents;

•     the New Corporate Governance Documents;

•     the Equity Rights Offering Documents;

•     the RSA;

•     any and all material documents in connection with the Combination Transaction and the M&A Process, including any and all motions and pleadings seeking approval of or implementing the Combination Transaction, the Combination Transaction Contact List, the Proposal Submission Guidelines, the Proposal Submission Guidelines Motion, and the Proposal Submission Guidelines Order; and

•     such other agreements and documentation desired or necessary to consummate and document the transactions contemplated by this Agreement and the Plan.

“Disclosure Statement”	The disclosure statement in respect of the Plan, including all exhibits and schedules thereto, as approved or ratified by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code, and in form and substance reasonably acceptable to the Required Consenting Senior Noteholders.
“Disclosure Statement Order”	The order of the Bankruptcy Court, in form and substance reasonably satisfactory to the Required Consenting Senior Noteholders, approving the Disclosure Statement in the Chapter 11 Cases, which remains in full force and effect and is not subject to a stay.
“Disclosure Statement Motion”	The motion filed with the Bankruptcy Court seeking approval of the solicitation procedures and the adequacy of the Disclosure Statement, in form and substance reasonably acceptable to the Required Consenting Senior Noteholders.
“DTC”	The Depository Trust Company.
“Effective Date”	The date upon which all conditions to the effectiveness of the Plan have been satisfied or waived in accordance with the terms thereof and the Plan becomes effective.
“Entity”	An “entity,” as defined in section 101(15) of the Bankruptcy Code.
“Equity Rights Offering Documents”	Collectively, the Backstop Commitment Agreement, the Rights Offering Procedures, the Backstop Order, the Backstop Motion, and any and all other agreements, documents, and instruments delivered or entered into in connection with the Equity Rights Offering.

Other Defined Terms
“Estate(s)”	Individually or collectively, the estate or estates of the Debtors created under section 541 of the Bankruptcy Code.
“Exculpated Parties”	Collectively, and in each case in its capacity as such: (a) the Debtors; (b) the Reorganized Debtors; (c) the Consenting Senior Noteholders; (d) the Ad Hoc Noteholder Group and each of its members; (e) the Senior Notes Trustee; (f) the any statutory committee appointed in the Chapter 11 Cases and each of such committee’s members; and (g) with respect to each of the foregoing Persons in clauses (a) through (f), such Person’s affiliates; and (h) with respect to each of the foregoing Persons in clauses (a) through (g), such Person’s Related Parties, in each case in their capacity as such.
“Existing Common Interests”	Shares of the class of common stock of Parent that existed immediately prior to the Effective Date, including any restricted stock of Parent that vests prior to the Effective Date.
“Exit Facility”	The financing to be provided to the Reorganized Debtors on the Effective Date in accordance with the Plan and a commitment letter to be entered into by the Debtors and the providers of the Exit Facility, which financing will include a revolving or delayed-draw term loan credit facility with a minimum borrowing base and commitment amount on terms to be mutually agreed between the Company and the Required Consenting Senior Noteholders, and in a form and substance acceptable to the Required Consenting Senior Noteholders.
“Fee Claim”	A Claim for professional services rendered or costs incurred on or after the Petition Date through the Confirmation Date by professional persons retained by an order of the Bankruptcy Court pursuant to sections 327, 328, 329, 330, 331, or 503(b) of the Bankruptcy Code in the Chapter 11 Cases.
“Final Order”	An order or judgment of a court of competent jurisdiction that has been entered on the docket maintained by the clerk of such court, which has not been reversed, vacated, or stayed and as to which (i) the time to appeal, petition for certiorari, or move for a new trial, reargument, or rehearing has expired and as to which no appeal, petition for certiorari, or other proceedings for a new trial, reargument, or rehearing shall then be pending, or (ii) if an appeal, writ of certiorari, new trial, reargument, or rehearing thereof has been sought, such order or judgment shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied, or a new trial, reargument, or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari, or move for a new trial, reargument, or rehearing shall have expired; provided, however, that no order or judgment shall fail to be a “Final Order” solely because of the possibility that a motion under Rules 59 or 60 of the Federal Rules of Civil Procedure or any analogous Bankruptcy Rule (or any analogous rules applicable in another court of competent jurisdiction) or sections 502(j) or 1144 of the Bankruptcy Code has been or may be filed with respect to such order or judgment.

Other Defined Terms
“First Day Pleadings”	The first-day pleadings that the Company files upon the commencement of the Chapter 11 Cases, including any proposed orders to approve such first-day pleadings.
“Governing Body”	The board of directors, board of managers, manager, general partner, investment committee, special committee, or such similar governing body of an Entity (including the board of directors of Extraction Oil & Gas, Inc.).
“Governmental Entity”	Any U.S. or non-U.S. international, regional, federal, state, municipal or local governmental, judicial, administrative, legislative or regulatory authority, entity, instrumentality, agency, department, commission, court or tribunal of competent jurisdiction (including any branch, department or official thereof).
“Intercompany Claim”	Any Claim against a Debtor held by another Debtor.
“Intercompany Interest”	An Interest in a Debtor held by another Debtor.
“Interest”	Any equity interest (as defined in section 101(16) of the Bankruptcy Code) in the Company, including all ordinary shares, units, common stock, preferred stock, membership interest, partnership interest or other instrument, evidencing any fixed or contingent ownership interest in the Company, whether or not transferable, including any option, warrant, or other right, contractual or otherwise, to acquire any such interest in the Company, that existed immediately before the Effective Date.
“New Common Shares”	Shares of common stock of the Reorganized Parent.
“New Common Shares Documents”	Any and all documentation required to implement, issue, and distribute the New Common Shares, including, if reasonably requested by the Required Consenting Senior Noteholders, a Registration Rights Agreement, which shall have customary terms for transactions of the type set forth in this Term Sheet and shall be in form and substance reasonably acceptable to the Required Consenting Senior Noteholders and the Debtors.
“New Corporate Governance Documents”	The Reorganized Parent’s forms of certificate of incorporation, certificate of formation, bylaws, limited liability company agreements, shareholder agreement (if any), or other similar organizational documents, as applicable, which shall be in form and substance acceptable to the Required Consenting Senior Noteholders.

Other Defined Terms
“Other Equity Interests”	All Interests in Parent other than Existing Preferred Interests and Existing Common Interests.
“Other Priority Claim”	Any Claim, other than an Administrative Claim or a Priority Tax Claim, entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.
“Other Secured Claim”	Any secured Claim, other than a Priority Tax Claim or a Revolving Credit Agreement Claim, including any Claim arising under, derived from, or based upon any letter of credit issued in favor of one or more Debtors, the reimbursement obligation for which is either secured by a lien on collateral or is subject to a valid right of setoff pursuant to section 553 of the Bankruptcy Code.
“Person”	Any individual, corporation, partnership, joint venture, association, joint stock company, limited liability company, limited partnership, trust, estate, unincorporated organization, governmental unit (as defined in section 101(27) of the Bankruptcy Code), or other Entity.
“Plan”	The chapter 11 plan of reorganization of the Company implementing the Restructuring, including all appendices, exhibits, schedules, and supplements thereto, as may be modified from time to time in accordance with its terms and the RSA, and in form and substance reasonably acceptable to the Required Consenting Senior Noteholders.
“Plan Supplement”	A supplement or supplements to the Plan containing certain documents and forms of documents, schedules, and exhibits, in each case subject to the terms and provisions of the RSA (including any consent rights in favor of the Consenting Senior Noteholders) relevant to the implementation of the Plan and in form and substance reasonably acceptable to the Required Consenting Senior Noteholders and the Debtors, to be filed with the Bankruptcy Court, as amended, modified or supplemented from time to time in accordance with the terms hereof and in accordance with the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure, and the RSA (including any consent rights in favor of the Consenting Senior Noteholders), which shall include, but not be limited to (i) the New Corporate Governance Documents, (ii) with respect to the members of the New Board, information required to be disclosed in accordance with section 1129(a)(5) of the Bankruptcy Code to the extent known and determined, (iii) the Exit Facilities documents, (iv) a schedule of retained Causes of Action, and (v) the Schedule of Rejected Contracts.
“Plan Equity Value”	[The value of the New Common Shares as of the Effective Date, based on the lower of (i) the Total Enterprise Value or (i) an assumed total enterprise value of $[●].]
“Priority Tax Claim”	Any Claim of a governmental unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

Other Defined Terms
“Proposal Submission Guidelines”	The guidelines governing the submission of proposals pursuant to the M&A Process and the marketing process for the Combination Transaction, in form and substance reasonably acceptable to the Required Consenting Senior Noteholders.
“Proposal Submission Guidelines Motion”	The motion filed with the Bankruptcy Court seeking approval of the Proposal Submission Guidelines, in form and substance reasonably acceptable to the Required Consenting Senior Noteholders.
“Proposal Submission Guidelines Order”	The order of the Bankruptcy Court approving the Proposal Submission Guidelines and establishing deadlines for the submission of firm proposals in accordance with such procedures, in form and substance reasonably acceptable to the Required Consenting Senior Noteholders, which remains in full force and effect and is not subject to a stay.
“Pro Rata”	The proportion that an Allowed Claim or Interest in a particular class bears to the aggregate amount of Allowed Claims or Interests in that class.
“Registered Holder”	A holder of Existing Equity Interests whose ownership interest is registered directly on the books and records of the Company’s transfer agent.
“Related Parties”	Collectively, each of, and in each case in its capacity as such, current and former directors, managers, officers, investment committee members, special or other committee members, members of any Governing Body, equity holders (regardless of whether such interests are held directly or indirectly), affiliated investment funds or investment vehicles, managed accounts or funds, predecessors, participants, successors, assigns, subsidiaries, Affiliates, partners, limited partners, general partners, principals, members, management companies, fund advisors or managers, employees, agents, trustees, advisory board members, financial advisors, attorneys (including any other attorneys or professionals retained by any current or former director or manager in his or her capacity as director or manager of an Entity), accountants, investment bankers, consultants, representatives, and other professionals and advisors and any such person’s or Entity’s respective heirs, executors, estates, and nominees.
“Released Parties”	Collectively, (a) the Consenting Senior Noteholders, (b) the Ad Hoc Noteholder Group and each of its members, (c) the Senior Notes Trustee, (d) the Backstop Parties, (e) the Revolving Credit Agreement Agent and the Revolving Credit Agreement Lenders, (f) any Releasing Party, (g) with respect to each of the foregoing Persons, in clauses (a) through (f), each of their affiliates, and (h) with respect to each of the foregoing Persons in clauses (a) through (g), such Person’s Related Parties, in each case in their capacity as such.
“Releasing Parties”	Collectively, (a) the holders of all Claims or Interests who vote to accept the Plan, (b) the holders of all Claims or Interests whose vote to accept or reject the Plan is solicited but who do not vote either to accept or to reject the Plan, (c) the holders of all Claims or Interests who vote, or are deemed, to reject the Plan but do not opt out of granting the releases set forth therein, (d) the holders of all Claims and Interests who were given notice of the opportunity to opt out of granting the releases set forth therein but did not opt out, (e) all other holders of Claims and Interests to the maximum extent permitted by law, (f) the Consenting Senior Noteholders, (g) the Ad Hoc Noteholder Group, (h) the Senior Notes Trustee, (i) the Backstop Parties, (j) the Revolving Credit Agreement Agent and the Revolving Credit Agreement Lenders, (k) with respect to each of the foregoing Persons, in clauses (a) through (j), each of their affiliates, and (l) with respect to each of the foregoing Persons in clauses (a) through (k), such Person’s Related Parties, in each case in their capacity as such.

Other Defined Terms
“Reorganized Debtors”	Each of the Debtors as reorganized on the Effective Date in accordance with the Plan.
“Reorganized Parent”	Parent as reorganized on the Effective Date in accordance with the Plan.
“Required Consenting Senior Noteholders”	As of the date of determination, at least two (2) members of the Ad Hoc Noteholder Group that have signed the RSA holding a majority of the outstanding Senior Notes held by the Ad Hoc Group of Noteholders that have signed the RSA as of such date.
“Rights Offering Procedures”	The rights offering procedures in form and substance reasonably acceptable to the Required Consenting Senior Noteholders setting forth the procedures to participate in the Equity Rights Offering.
“Schedule of Rejected Contracts”	The schedule of Executory Contracts and Unexpired Leases to be rejected by the Debtors pursuant to the Plan, in form and substance acceptable to the Required Consenting Senior Noteholders.
“Senior Notes Trustee”	The Wells Fargo Bank, National Association, as trustee under the Senior Notes indentures and its successors, assigns, or any replacement trustee appointed pursuant to the terms of the Senior Notes indentures.
“Secured Claim”	A Claim (i) secured by a lien on collateral to the extent of the value of such collateral as (a) set forth in the Plan, (b) agreed to by the holder of such Claim and the Debtors, or (c) determined by a Final Order in accordance with section 506(a) of the Bankruptcy Code, or (ii) secured by the amount of any right of setoff of the holder thereof in accordance with section 553 of the Bankruptcy Code.
“Securities Act”	Securities Act of 1933, as amended, 15 U.S.C. §§ 77a–77aa, and any rules and regulations promulgated thereby.
“Solicitation Materials”	Collectively, the Disclosure Statement and the related solicitation materials.
“Successful Proposal”	[One or more proposals to purchase or consummate a combination or merger involving all or substantially all of the Company’s restructured equity or assets that the Company determines, in an exercise of its business judgment: (a) provides sufficient consideration to satisfy the following Claims in full in accordance with the priorities set forth in the Plan: (i) Allowed Administrative Claims; (ii) Allowed Other Secured Claims (except to the extent the applicable purchase agreement provides for a different method of rendering such Claims Unimpaired); (iii) Allowed Professional Fee Claims; (iv) Allowed Priority Tax Claims (unless paid in another manner permitted by section 1129(a)(9)(c) of the Bankruptcy Code); (v) Allowed Other Priority Claims; [and] (vi) Allowed Revolving Credit Agreement Claims (or such lesser amount as is acceptable to the Revolving Credit Agreement Lenders in their sole and absolute discretion); [and (vii) Allowed Trade Claims; (b) [provides sufficient consideration to satisfy the DIP Claims in accordance with the terms of the [DIP Term Sheet]]; (c) provides consideration in respect of the Senior Notes Claims acceptable to the Required Consenting Senior Noteholders; (d) provides consideration that the Company and the Required Consenting Senior Noteholders determine is sufficient to pay or reserve for payments pursuant to and in accordance with the Plan, including, as applicable, consideration sufficient to wind down the estates following the closing of the Combination Transaction; and (e) includes such other terms and conditions as the Company may require, subject to the reasonable consent of the Required Consenting Senior Noteholders.]
“Total Enterprise Value”	The total enterprise value of the Reorganized Debtors.
“Unimpaired”	With respect to a Claim, Interest, or a class of Claims or Interests, not “impaired” within the meaning of sections 1123(a)(4) and 1124 of the Bankruptcy Code.

ANNEX 1

Exculpation and Release Language

A.	Releases by the Debtor.

Pursuant to section 1123(b) of the Bankruptcy Code, for good and valuable consideration, the adequacy of which is hereby confirmed, on and after the Effective Date, each Released Party is deemed to be, hereby conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged by the Debtors, the Reorganized Debtors, and their Estates, in each case on behalf of themselves and their respective successors, assigns, and representatives, and any and all other Entities who may purport to assert any Cause of Action, directly or derivatively, by, through, for, or because of the foregoing Entities, from any and all Causes of Action, including any derivative claims, asserted on behalf of the Debtors, whether known or unknown, foreseen or unforeseen, matured or unmatured, existing or hereafter arising, in law, equity, contract, tort or otherwise, that the Debtors, the Reorganized Debtors, or their Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim against, or Interest in, a Debtor or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the Debtors’ capital structure, management, ownership, or operation thereof, including any draws under the Revolving Credit Facility), the assertion or enforcement of rights and remedies against the Debtors, the Debtors’ in- or out-of-court restructuring efforts, any avoidance actions, intercompany transactions between or among a Debtor or an affiliate of a Debtor and another Debtor or affiliate of a Debtor, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or filing of the RSA, the Disclosure Statement, the Backstop Commitment Agreement, the Plan (including, for the avoidance of doubt, the Plan Supplement), the Definitive Documents, or any aspect of the Restructuring, including any contract, instrument, release, or other agreement or document created or entered into in connection with the RSA, the Disclosure Statement, the Backstop Commitment Agreement, the Plan, or the Definitive Documents, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of consummation of the Plan, the administration and implementation of the Plan, including the issuance or distribution of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date related or relating to any of the foregoing. Notwithstanding anything contained herein to the contrary, the foregoing release does not release any obligations of any party under the Plan or any document, instrument, or agreement executed to implement the Plan.

Notwithstanding anything contained herein to the contrary, the foregoing release does not release (i) any obligations of any party under the Plan or any document, instrument, or agreement executed to implement the Plan, (ii) any claims related to any act or omission that is determined in a Final Order to have constituted willful misconduct, gross negligence, or actual fraud, (iii) the rights of any current employee of the Debtors under any employment agreement or plan, (iv) the rights of the Debtors with respect to any confidentiality provisions or covenants restricting competition in favor of the Debtors under any employment agreement with a current or former employee of the Debtors, or (v) the rights of holders of Allowed Claims or Interests to receive distributions under the Plan.

B.	Releases by the holders of Claims and Interests.

Except as otherwise expressly set forth in the Plan or the Confirmation Order, on and after the Effective Date, in exchange for good and valuable consideration, the adequacy of which is hereby confirmed, each Released Party is, and is deemed to be, hereby conclusively, absolutely, unconditionally, irrevocably and forever, released and discharged by each Releasing Party from any and all Causes of Action, whether known or unknown, foreseen or unforeseen, matured or unmatured, existing or hereafter arising, in law, equity, contract, tort, or otherwise, including any derivative claims asserted on behalf of the Debtors, the Reorganized Debtors, or their Estates, that such Entity would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the Debtors’ capital structure, management, ownership, or operation thereof, including any draws under the Revolving Credit Facility), the Debtors’ in- or out-of-court restructuring efforts, intercompany transactions between or among a Debtor or an affiliate of a Debtor and another Debtor or affiliate of a Debtor, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or filing of the RSA, the Disclosure Statement, the Backstop Commitment Agreement, the Plan (including, for the avoidance of doubt, the Plan Supplement), the Definitive Documents, or any aspect of the Restructuring, including any contract, instrument, release, or other agreement or document created or entered into in connection with the RSA, the Disclosure Statement, the Backstop Commitment Agreement, the Plan, or the Definitive Documents, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of consummation of the Plan, the administration and implementation of the Plan, including the issuance or distribution of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date related or relating to any of the foregoing.

Notwithstanding anything contained herein to the contrary, the foregoing release does not release (i) any obligations of any party under the Plan or any document, instrument, or agreement executed to implement the Plan, (ii) any claims related to any act or omission that is determined in a Final Order to have constituted willful misconduct, gross negligence, or actual fraud, (iii) the rights of any current employee of the Debtors under any employment agreement or plan, (iv) the rights of the Debtors with respect to any confidentiality provisions or covenants restricting competition in favor of the Debtors under any employment agreement with a current or former employee of the Debtors, or (v) the rights of holders of Allowed Claims or Interests to receive distributions under the Plan.

C.	Exculpation.

Except as otherwise specifically provided in the Plan, no Exculpated Party shall have or incur liability for, and each Exculpated Party is hereby released and exculpated from any Cause of Action for any claim related to any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or filing of the RSA and related prepetition transactions (including any draws under the Revolving Credit Facility), the Disclosure Statement, the Backstop Commitment Agreement, the Plan, the Plan supplement, or any transaction related to the Restructuring, any contract, instrument, release or other agreement or document created or entered into before or during the Chapter 11 Cases, any preference, fraudulent transfer, or other avoidance claim arising pursuant to chapter 5 of the Bankruptcy Code or other applicable law, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, except for claims related to any act or omission that is determined in a Final Order to have constituted actual fraud, gross negligence or willful misconduct, but in all respects such Exculpated Parties shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan.

ANNEX 2

DIP Facility Term Sheet

EXTRACTION OIL & GAS, INC.

NON-BINDING DEBTOR-IN-POSSESSION (“DIP”) DIP FINANCING TERM SHEET

This DIP Term Sheet (including any exhibits attached hereto, the “DIP Term Sheet”) sets forth the principal terms of a superpriority, priming secured debtor-in-possession credit facility (the “DIP Credit Facility”; the credit agreement evidencing the DIP Credit Facility, the “DIP Credit Agreement” and, together with the other definitive documents governing the DIP Credit Facility and the DIP Orders,[1] the “DIP Documents,” each of which shall be in form and substance reasonably acceptable to the DIP Lenders (or with respect to the DIP Orders, the Majority Lenders (it being understood that the form of Interim DIP Order agreed to by the Majority Lenders and included in the Chapter 11 Cases filed on the Petition Date shall be reasonably acceptable, provided that, any changes made to such filed order must be reasonably acceptable to the Majority Lenders)), the DIP Agent, and the Debtors and substantially consistent with this DIP Term Sheet and the Documentation Principles). The DIP Credit Facility shall be subject to the approval of the Bankruptcy Court and consummated in the cases (the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101-1532 (the “Bankruptcy Code”) commenced by Extraction Oil & Gas, Inc. (“Extraction”) and those certain additional subsidiaries of Extraction listed as Guarantors hereunder (such subsidiaries and Extraction each a “Debtor” and, collectively, the “Debtors”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) pursuant to (i) an interim order (the “Interim DIP Order”) and  a final order consistent with the Interim DIP Order (with such changes as the DIP Agent and the Majority Lenders reasonably approve) (the “Final DIP Order” and, together with the Interim DIP Order, the “DIP Orders”) of the Bankruptcy Court authorizing the Debtors to obtain the DIP Credit Facility and enter into the DIP Documents (as applicable); and (ii) the DIP Documents to be executed by the Debtors (as applicable). The date of the filing of such Chapter 11 Cases being the “Petition Date.”

Borrower	Extraction, a Delaware corporation, as a debtor in possession in the Chapter 11 Cases (the “Borrower”).
Guarantors	The DIP Obligations will be guaranteed by each of 8 North, LLC, 7N, LLC, Axis Exploration, LLC, Extraction Finance Corp., Mountaintop Minerals, LLC, [Northwest Corridor Holdings, LLC,] Table Mountain Resources, LLC, XOG Services, LLC, and XTR Midstream, LLC, each as a debtor in possession in the Chapter 11 Cases (all companies which provide guarantees, collectively, the “Guarantors”). For the avoidance of doubt, Elevation Midstream, LLC, a Delaware limited liability company, shall not be a Guarantor or a Debtor.
DIP Agent	Wells Fargo Bank, National Association (in its capacity as administrative agent under the DIP Credit Facility, the “DIP Agent”).
DIP Letter of Credit Issuers	The entities specified as “Issuing Lenders” in the DIP Credit Agreement, as mutually agreed by the DIP Agent and the Borrower.
DIP Lenders	Lenders under that certain Amended and Restated Credit Agreement dated as of August 16, 2017 (as amended, restated, amended and restated, modified, supplemented, or replaced from time to time prior to the Petition Date, the “Prepetition Credit Agreement”) that agree to provide DIP financing (in their capacity as lenders under the DIP Credit Facility, collectively, the “DIP Lenders”) in the form of DIP Loans (all New DIP Loans and Prepetition Roll-Up Loans, the “DIP Loans”) and DIP Letters of Credit. The facilities under the Prepetition Credit Agreement being the “Prepetition Credit Facilities.” The obligations under the Prepetition Credit Agreement being the “Prepetition Secured Obligations”.

1 Equity participation split between Existing Preferred Interests and Existing Common Interests to be same as new ownership provided under Plan treatment.

Cash Collateral

“Cash Collateral” consists of: (i) cash collateral (as such term is defined in section 363(a) of the Bankruptcy Code, including, without limitation, any accounts receivable and general intangible and any other cash or right that would be included in such definition of “cash collateral” within the meaning of section 363(a) of the Bankruptcy Code) constituting Prepetition Collateral (including, without limitation, all cash or cash equivalents and other amounts of the Borrower and each other Debtor, including the cash in any deposit or securities accounts, wherever located); (ii) any cash or cash equivalents received as proceeds of Prepetition Collateral or DIP Collateral; and (iii) all other cash or cash equivalents of the Debtors.

Subject to the terms of the DIP Orders and the other definitive documentation, the agent under the Prepetition Credit Agreement (the “Prepetition Agent”) and the lenders under the Prepetition Credit Agreement (the “Prepetition Lenders” and, together with the Prepetition Agent, the “Prepetition Secured Parties”) shall consent to the Debtors’ use of Cash Collateral during the Chapter 11 Cases to fund (a) working capital, (b) general corporate purposes, (c) restructuring expenses, (d) fees and expenses incurred by professionals, (e) Adequate Protection payments, (f) the Carve-Out, and (g) any other fees required under the DIP Credit Agreement and the other definitive documentation during the pendency of the Chapter 11 Cases, in each case, subject to the Approved DIP Budget, including the Permitted Variance and related exclusions set forth in the “Approved DIP Budget and Permitted Variance” section below; provided that, notwithstanding the foregoing, Cash Collateral may only be used to investigate the claims and liens of the Prepetition Secured Parties, each in such capacity, in an aggregate amount not to exceed $25,000.

Other than as expressly set forth above, Cash Collateral shall not be used for any purpose prohibited in the “Use of Proceeds” section below for the New DIP Loans.

For the avoidance of doubt, any Cash Collateral order shall contain usual and customary release provisions with respect to the Prepetition Secured Parties.

DIP Secured Parties	The DIP Agent, the DIP Lenders, the DIP Letter of Credit Issuers, the holders of Hedging Obligations and any other holders of DIP Obligations.

DIP Credit Facility Structure and Size

Senior secured superpriority credit facilities, comprised of:

New Money DIP Loans

A non-amortizing new money multi-draw term loan credit facility in an aggregate principal amount equal to $50 million, comprised of the following new money loans (collectively, the “New DIP Loans”):

(a)           $15 million in principal amount of the New DIP Loans, available upon entry of the Interim DIP Order (the “Interim DIP Loans”); and

(b)           the balance of the principal aggregate amount of the New DIP Loans, available upon entry of the Final DIP Order (the “Final DIP Loans”).

The aggregate amount of any New DIP Loans available to the Borrower to draw as of any draw date shall be equal to the amount of the undrawn New DIP Loans available as of such date minus any DIP Letters of Credit issued as of such date.

Rolled-Up Obligations

Subject to entry of the Final DIP Order, a portion of the Loans (as defined in the Prepetition Credit Agreement) made by Prepetition Lenders that are DIP Lenders shall be rolled into the DIP Credit Facility pro rata in an aggregate principal amount equal to $75 million (the “Prepetition Roll-Up Loans”) and deemed to constitute DIP Loans under the DIP Credit Facility, regardless of whether any New DIP Loans are requested. Any unpaid interest and fees due in respect of the Prepetition Roll-Up Loans, subject to entry of the Final DIP Order, shall be rolled into the DIP Credit Facility and deemed to constitute obligations due under the DIP Credit Facility (the “Additional Obligations” and together with the Prepetition Roll-Up Loans, the “Rolled-Up Obligations”).

The New DIP Loans, the Rolled-Up Obligations, the Hedging Obligations, and any other obligations under, or secured by, the DIP Credit Facility are collectively referred to herein as the “DIP Obligations.”

The DIP Credit Facility will be subject to the definitive documents that will reflect the terms and conditions set forth in this DIP Term Sheet and such other terms and conditions as may be agreed by the DIP Lenders and the Debtors.

Borrowings of New DIP Loans shall be in accordance with the Approved DIP Budget, subject to the Permitted Variance.

DIP Letters of Credit	The Borrower may request DIP Letters of Credit from the DIP Letter of Credit Issuers in an aggregate amount not to exceed $3,500,000, which for the avoidance of doubt, shall be included in the $50 million permitted for New DIP Loans. Terms regarding DIP Letters of Credit shall be similar to those customarily found in loan documents for similar debtor-in-possession financings.
Fees on the New DIP Loans and Agency Fee

Commitment Fee: For the account of each DIP Lender, a commitment fee in an amount equal to such DIP Lender’s pro rata share of the Commitment Fee Amount earned and payable in full upon the effective date of the DIP Credit Facility. “Commitment Fee Amount” means $750,000.

Unused Fee: 0.50% per annum of the average daily undrawn amount of (i) prior to entry of the Final DIP Order, the Interim DIP Loans, and (ii) following entry of the Final DIP Order, the New DIP Loans, in each case, payable monthly in arrears.

For the avoidance of doubt, no such commitment or unused fees shall be payable in respect of any Rolled-Up Obligations.

Arrangement and agency fee as provided in a separate fee letter.

DIP Letter of Credit Fees: a fronting fee equal to the greater of (i) 12.5 bps and (ii) $500, and other customary letter of credit fees.

Scheduled Maturity Date	The date that is six months after the Petition Date with an extension option of up to three months subject to the consent of the Majority Lenders (the “Scheduled Maturity Date”).
Maturity Date	The earliest of (i) the Scheduled Maturity Date, (ii) the consummation of a sale of all or substantially all of the assets of the Debtors pursuant to Section 363 of the Bankruptcy Code or otherwise; (iii) the effective date of a plan of reorganization or liquidation in the Chapter 11 Cases; (iv) the entry of an order by the Bankruptcy Court dismissing any of the Chapter 11 Cases or converting such Chapter 11 Cases to a case under Chapter 7 of the Bankruptcy Code, and (v) the date of termination of the DIP Lenders’ commitments and the acceleration of any outstanding extensions of credit, in each case, under the DIP Credit Facility in accordance with and subject to the terms of the DIP Documents and the DIP Orders.
Margin and Interest

DIP Letters of Credit: 575 bps with respect to DIP Letters of Credit.

New DIP Loans: LIBOR (with a LIBOR floor of 100 bps) + 575 bps with respect to all New DIP Loans.

Prepetition Roll-Up Loans: The Prepetition Roll-Up Loans will have an interest rate identical to the interest rate applicable to New DIP Loans.

Default Rate Premium: the interest rate otherwise in effect plus 200 bps in respect of DIP Loans and DIP Letters of Credit following the occurrence and during the continuance of an event of default under the DIP Credit Facility.

Interest shall accrue daily and be payable monthly in cash in arrears. Interest shall be calculated on the basis of the actual number of days elapsed in a 365 or 366-day year.

DIP Collateral	Subject to the Carve-Out, upon entry of the Interim DIP Order, the DIP Obligations will be secured by the following (collectively, the “DIP Collateral”): (i) pursuant to section 364(d)(1) of the Bankruptcy Code superpriority priming liens on the property secured by valid, unavoidable and perfected security interest securing the Prepetition Credit Facilities, and valid liens perfected (but not granted) after the Petition Date that secure the Prepetition Credit Facilities (to the extent that such perfection in respect of a prepetition claim is expressly permitted under the Bankruptcy Code) (the “Prepetition Collateral”), (ii) pursuant to section 364(c)(3) of the Bankruptcy Code junior liens on any property that is secured by valid, unavoidable and perfected security interests or valid liens perfected (but not granted) after the Petition Date (to the extent that such perfection in respect of a prepetition claim is expressly permitted under the Bankruptcy Code), other than any property for which a lien is granted pursuant to clause (i), and (iii) pursuant to section 364(c)(2) of the Bankruptcy Code first-priority liens on unencumbered assets of the Debtors that were not, as of the Petition Date, subject to valid, unavoidable and perfected security interests and liens or valid liens perfected (but not granted) after the Petition Date (to the extent that such perfection in respect of a prepetition claim is expressly permitted under the Bankruptcy Code), including, subject to entry of the Final DIP Order, any proceeds, or property recovered in connection with, any of the Debtors’ causes of action under Bankruptcy Code sections 502(d), 544, 545, 547, 548, 549, 550 or 553 or any other avoidance actions under the Bankruptcy Code or applicable non-bankruptcy law (such claims or causes of action, the “Avoidance Actions”) (but excluding, for the avoidance of doubt, the Avoidance Actions, and including, for the avoidance of doubt, any proceeds of the Avoidance Actions and any property recovered in connection therewith). All liens authorized and granted pursuant to the Interim DIP Order or the Final DIP Order entered by the Bankruptcy Court approving the DIP Credit Facility shall be deemed effective and perfected as of the Petition Date, and no further filing, notice or act will be required to effect such perfection; provided, that there shall be customary exclusions consistent with the Prepetition Credit Facilities subject to modifications to reflect that the DIP Credit Facility is a debtor-in-possession facility. The DIP Lenders, or the DIP Agent on behalf of the DIP Lenders, shall be permitted, but not required, to make any filings, deliver any notices, make recordations, perform any searches or take any other acts as may be desirable under law in order to reflect the security, perfection or priority of the DIP Lenders’ claims described herein.

Carve-Out	See Exhibit 1.
Hedging

Any hedging transactions permitted under the DIP Orders and Hedging Orders entered by the Bankruptcy Court, that are entered into (i) prior to the Petition Date and authorized by the DIP Order to continue post-Petition Date, or (ii) after the Petition Date by the Debtors with a counterparty that is the DIP Agent, a DIP Lender or any affiliate of the foregoing will, in each case, be secured by the DIP Collateral (such hedging obligations, the “Hedging Obligations”).

“Hedging Order” means the order granting a motion authorizing the Debtors to continue prepetition hedging arrangements and enter into post-petition hedging arrangements, among other relief, which such order shall be in form and substance reasonably satisfactory to the DIP Agent.

Use of Proceeds of New DIP Loans

The proceeds of the New DIP Loans shall be used (a) to pay costs, fees, interest and expenses associated with the DIP Credit Facility and the Chapter 11 Cases, including fees and expenses of professionals and the Carve-Out, (b) to pay any Adequate Protection payments, and (c) to fund the working capital needs, capital improvements and expenditures of the Debtors during the pendency of the Chapter 11 Cases, in each case, subject to the Approved DIP Budget, including Permitted Variance.

Proceeds of the New DIP Loans shall not be used (i) to permit the Borrower, Guarantor or any other party-in-interest or any of their representatives to challenge or otherwise contest or institute any proceeding to determine (x) the validity, perfection or priority of security interests in favor of any of the DIP Agent, the DIP Lenders or the Prepetition Secured Parties, or (y) the enforceability of the obligations of the Borrower or any Guarantor under the DIP Credit Facility or the Prepetition Credit Agreement or any other Loan Document (as defined in the Prepetition Credit Agreement), or (ii) to investigate, commence, or prosecute any claim, motion, proceeding or cause of action against any of the DIP Agent, the DIP Lenders, the Prepetition Agent or the Prepetition Lenders, each in such capacity, and their respective agents, attorneys, advisors or representatives, including, without limitation, any lender liability claims or subordination claims.

Adequate Protection

The DIP Orders shall provide for the following adequate protection to the Prepetition Secured Parties for and to the extent of any diminution in value of the Prepetition Collateral including, without limitation, any such diminution during the Chapter 11 Cases arising from the (a) sale, lease or use by the Debtors of the Prepetition Collateral and Cash Collateral, (b) the priming of the Prepetition Lenders’ valid, unavoidable and perfected security interests and liens in the Prepetition Collateral (other than by the amount of the Rolled-Up Obligations), and (c) imposition of the automatic stay pursuant to section 362 of the Bankruptcy Code in respect of all claims under the Prepetition Credit Facilities, subject in each case, to the Carve-Out and any valid, perfected, and non-avoidable senior liens (as long as same are permitted liens under the Prepetition Credit Agreement) in the Prepetition Collateral in existence immediately prior to the Petition Date and any such valid and non-avoidable liens in existence immediately prior to the Petition Date that are perfected subsequent to the Petition Date pursuant to section 546(b) of the Bankruptcy Code:

(a)       a superpriority administrative expense claim as contemplated by Section 507(b) of the Bankruptcy Code immediately junior to the claims under Section 364(c)(1) of the Bankruptcy Code held by the DIP Agent and the DIP Lenders;

(b)       liens on the DIP Collateral (such adequate protection liens shall be junior to the liens securing the DIP Credit Facility);

(c)       any interest payable under the Prepetition Credit Agreement (excluding interest on the Rolled-Up Obligations), which payments shall be made monthly in arrears on the last day of each calendar month. The first such payment shall include all accrued interest to and including such payment date, including unpaid prepetition interest. For the avoidance of doubt, all interest payable under the Prepetition Credit Agreement shall include default interest from and after the Petition Date;

(d)       payment in cash of (i) all reasonable and documented accrued and unpaid fees and disbursements as provided for under the Prepetition Credit Agreement owing to advisors, professionals and other consultants (including legal counsel) of the Prepetition Secured Parties incurred prior to the Petition Date, and (ii) all reasonable and documented fees and out-of-pocket disbursements of such advisors, professionals and other consultants (including legal counsel) as may have been retained by the Prepetition Agent or the Prepetition Lenders incurred on or after the Petition Date; and

(e)       100% of the cash consideration due to a Loan Party in respect of any termination of any Hedging Arrangement (as defined in the Prepetition Credit Agreement) shall be applied to prepay the prepetition Loans (as defined in the Prepetition Credit Agreement).

Superpriority Claims

Pursuant to section 364(c)(1) of the Bankruptcy Code, all of the DIP Obligations shall constitute allowed senior administrative expense claims against each of the Debtors (without the need to file any proof of claim or request for payment of administrative expense) with priority over any and all other administrative expenses, adequate protection claims, diminution claims (including all adequate protection obligations) and all other claims against the Debtors, now existing or hereafter arising, of any kind or nature whatsoever, including, without limitation, all administrative expenses of the kind specified in sections 503(b) and 507(b) of the Bankruptcy Code, and over any and all other administrative expenses or other claims arising under sections 105, 326, 327, 328, 330, 331, 503(b), 506(c) (with any claims arising only under section 506(c) subject to the entry of the Final DIP Order), 507(a), 507(b), 546, 726, 1113, or 1114 of the Bankruptcy Code (the “Superpriority Claims”), whether or not such expenses or claims may become secured by a judgment lien or other non-consensual lien, levy or attachment, which allowed claims shall for purposes of section 1129(a)(9)(A) of the Bankruptcy Code be considered administrative expenses allowed under section 503(b) of the Bankruptcy Code, and which shall be payable from and have recourse to all pre- and postpetition property of the Debtors and their estates and all proceeds thereof (excluding all Avoidance Actions, but including any proceeds of the Avoidance Actions); provided, however that the Superpriority Claims shall be subordinate only to the Carve-Out.

The DIP Obligations will be indefeasibly paid in full, in cash, on the effective date of a Plan of Reorganization, unless a Lender elects a different treatment with respect to such Lender’s DIP Obligations.

Selected Key Milestones

The DIP Orders and the DIP Credit Agreement shall provide that the Debtors will implement their Chapter 11 Cases in accordance with the milestones as reflected in Annex 1 attached hereto (the “DIP Milestones”).

The Debtors may extend a DIP Milestone only with the express written consent of the DIP Agent acting at the direction of the Majority Lenders.

As used in this DIP Term Sheet, “Majority Lenders” means, at any time, DIP Lenders having exposure and unused commitments representing at least a majority of the sum of all exposure outstanding and unused commitments at such time (subject to customary defaulting lender limitations).

Conditions Precedent

Usual and customary conditions precedent found for similar debtor in possession financings, to include:

•     entry of the Interim DIP Order and such order shall not have been stayed, modified or appealed;

•     execution of DIP Documents;

•     perfection of collateral;

•     reps and warranties to be true and correct in all material respects;

•     no material adverse effect since Petition Date;

•     payment of fees, costs and expenses incurred by the DIP Agent and DIP Lenders in accordance with this Term Sheet;

•     KYC requirements;

•     customary bankruptcy related conditions precedent; and

•     delivery of customary closing deliverables.

Affirmative Covenants	The DIP Credit Agreement will contain affirmative covenants that are consistent with those found in the Prepetition Credit Agreement, subject to modifications to reflect that the DIP Credit Facility is a debtor-in-possession facility (including, without limitation, reductions and eliminations of certain “baskets”, carveouts, exceptions and qualifications), and additional covenants customarily found in loan documents for similar debtor-in-possession financings, including, without limitation, the following: cash management, compliance with Approved DIP Budget and Permitted Variances consistent with this DIP Term Sheet, compliance with the Milestones, and customary bankruptcy reporting provisions.
Negative Covenants

The DIP Credit Agreement will contain negative covenants that are consistent with those found in the Prepetition Credit Agreement, subject to modifications to reflect that the DIP Credit Facility is a debtor-in-possession facility (including, without limitation, reductions and eliminations of certain “baskets”, carveouts, exceptions and qualifications), and additional covenants customarily found in loan documents for similar debtor-in-possession financings, including, without limitation, the following: minimum liquidity (to be defined as unrestricted cash and cash equivalents, together with availability under the DIP Credit Facility) of not less than $10 million at any time, limitations on incurring or permitting additional super-priority claims or the grant of adequate protection, limitation on maintaining deposit, securities or commodities accounts, limitations on changing any DIP Order, limitations related to non-credit party subsidiaries, and limitations on ability to assume, assume and assign or reject any executory contracts or unexpired leases under the Bankruptcy Code without first consulting the DIP Agent.

For the avoidance of doubt, the only financial covenants will be compliance with Approved DIP Budget and Permitted Variance and minimum liquidity (as described in the above paragraph).

Approved DIP Budget and Permitted Variance

On or before the Petition Date, the Debtors shall have furnished to the DIP Agent a thirteen week rolling operating budget and cash flow forecast, in form and substance reasonably acceptable to the DIP Agent as directed by the Majority Lenders (the “Approved DIP Budget”), together with such related information and/or materials as the DIP Agent and the Majority Lenders may deem reasonably necessary or desirable in connection therewith.

No later than 12:00 p.m. Mountain time on Thursday starting with the fourth Thursday of the first full four calendar weeks following the Petition Date, and every four weeks thereafter (), the Debtors shall propose a rolling DIP budget (the “Proposed DIP Budget”) to the DIP Agent. The DIP Agent, at the direction of the Majority Lenders, may approve such Proposed DIP Budget, which will then become the “Approved DIP Budget” then in effect in the DIP Agent’s and the Majority Lenders’ reasonable discretion; provided, that (i) if the DIP Agent does not provide notice of approval or disapproval of the Proposed DIP Budget within five (5) business days, the DIP Agent and the Majority Lenders will be deemed to have approved such Proposed DIP Budget and (ii) if the Proposed DIP Budget is not approved by the DIP Agent at the direction of the Majority Lenders, the Approved DIP Budget that was last approved by the DIP Agent at the direction of the Majority Lenders shall continue to be in effect. Notwithstanding the foregoing, the Debtors may not modify allocations between tested and non-tested line items within the Approved DIP Budget without the prior written authorization of the DIP Agent at the direction of the Majority Lenders.

No later than 12:00 p.m. Mountain time on Thursday starting with the Thursday after the first full two calendar weeks following the Petition Date, and every four weeks thereafter, the Debtors shall deliver to the DIP Agent a 13 week cash flow forecast. For the avoidance of doubt, the 13 week cash flow forecast will not be deemed a Proposed DIP Budget and will not require approval from the DIP Agent.

No later than 12:00 p.m. Mountain time on Thursday of each week starting with the first full calendar week following the Petition Date, and on a weekly basis thereafter (each a “Report Date”), the Debtors shall deliver to the DIP Agent a weekly variance report (the “Variance Report”). The Variance Report shall measure performance, for all disbursements made in the prior four weeks (excluding the first three Report Dates which will measure weekly performance) ending on the previous Friday (the “Test Date”) on a rolling basis against the amount budgeted therefor in the Approved DIP Budget(s), and shall include calculations that demonstrate that the Debtors are in compliance with the Permitted Variance (as defined below). The Debtors shall not be required to test receipts in the Variance Report.

On each Report Date, beginning on the fourth Thursday following the Petition Date, the Debtors shall demonstrate in each such Variance Report that the actual disbursements made in the prior four weeks (such period, the “Test Period”), excluding (i) any fees and expenses of professionals, (ii) any fluctuations in royalty payments, payments to working interest holders, or similar payments or ad valorem or other taxes due on account of production of oil and gas interests that are attributable to changes in commodity prices, (iii) Adequate Protection payments, and (iv) disbursements in respect of hedge unwinds or terminations, and interest, fees and expenses related to the Prepetition Credit Agreement and the DIP Credit Agreement (items (i) through (iv), collectively “Excluded Items”), do not exceed the sum of the aggregate amount budgeted therefor in the Approved DIP Budget(s) for the applicable Test Period by more than ten percent (10%) of the budgeted amount for such Test Period (the “Permitted Variance”) on a cumulative basis for all disbursements made during such Test Period. Certification of compliance shall be provided on such Test Date, concurrently with delivery of each Variance Report.

Representations and Warranties	The DIP Credit Agreement will contain representations and warranties that are consistent with those found in the Prepetition Credit Agreement, subject to modifications to reflect that the DIP Credit Facility is a debtor-in-possession facility (including, without limitation, reductions and eliminations of certain carveouts, exceptions and qualifications), and additional representations and warranties that are customary for debtor in possession financings of this type and acceptable to the DIP Lenders and the Debtors.
Events of Default

The DIP Credit Agreement will contain events of default consistent with those found in the Prepetition Credit Agreement, subject to modifications to reflect that the DIP Credit Facility is a debtor-in-possession facility, and additional events of default customarily found in loan documents for similar debtor-in-possession financings including, without limitation, the following: (i) the failure of the Debtors to satisfy any of the Milestones, (ii) entry of an order by the Bankruptcy Court dismissing any of the Chapter 11 Cases or converting such Chapter 11 Cases to a case under Chapter 7 of the Bankruptcy Code; (iii) entry of an order staying, reversing, vacating or otherwise modifying the Interim Order or Final Order in a manner adverse to the DIP Lenders or in a manner inconsistent with the DIP Credit Agreement; (iv) entry of an order appointing a trustee, receiver or examiner with expanded powers; (v) entry of an order denying or terminating use of Cash Collateral; (vi) entry of an order terminating or reducing the exclusivity period; (vii) entry of an order lifting the automatic stay with respect to assets above $2,500,000; (viii) entry of an order permitting any claims to be pari passu or senior to the claims under the DIP Facility (other than claims pursuant to agreed-upon post-petition hedging arrangements); and (ix) the commencement of any suit or proceeding by the Debtors or supported by the Debtors, against the DIP Agent or the DIP Lenders relating to the DIP Facility.

An event of default under the DIP Credit Agreement without regard to or limitation by any notice, waiver, forbearance, or decision by Majority Lenders shall constitute an event of default (or other term of similar effect or meaning) under any swap agreement in existence on or prior to the Petition Date with any DIP Lender or affiliate thereof (or that was a DIP Lender or affiliate thereof on the date the DIP Credit Agreement was entered into).

Prepayments

Prior to the Maturity Date, the Borrower may, upon agreed notice periods (subject to payment of applicable breakage costs), prepay and cash collateralize, in full or in part, the DIP Loans and DIP Letters of Credit.

Prior to the Maturity Date, mandatory prepayments shall be required under certain standard and customary circumstances to be agreed, including that the Debtors shall prepay the DIP Loans and cash collateralize the DIP Letters of Credit (i) in an amount equal to 100% of the net cash proceeds of the sale or other disposition of any property or assets of the Debtors or any of their respective subsidiaries or receipt of insurance or condemnation proceeds (except for ordinary course, exchanges and de minimis sales and additional exceptions to be agreed on in the DIP Documents), and (ii) in connection with the issuance of certain equity and post-petition debt.

Voting	Except as otherwise provided for herein, voting in respect of amendments, waivers, and modifications of the terms of the DIP Credit Agreement shall be consistent with voting found in the Prepetition Credit Agreement, subject to modifications to reflect that the DIP Credit Facility is a debtor-in-possession facility.
Expenses and Indemnification	Expense reimbursement (including, without limitation, reimbursement of fees and expenses incurred by each of the DIP Agent and the DIP Lenders) and indemnification provisions consistent with those found in the Prepetition Credit Agreement, subject to modifications to reflect that the DIP Credit Facility is a debtor-in-possession facility.
Yield Protection	The DIP Documents will contain yield protection provisions consistent with the Documentation Principles; provided that there shall be no prepayment premium or penalty.
Assignments	The DIP Documents will contain assignment provisions consistent with the Documentation Principles.
Documentation Principles	The documentation for the DIP Credit Facility shall be negotiated in good faith and shall be substantially consistent with the Prepetition Credit Agreement and the documents executed in connection therewith, giving due effect to any changes reflecting the debtor-in-possession nature of the DIP Credit Facility and this Term Sheet (collectively, the “Documentation Principles”).
Governing Law; Submission to Jurisdiction; Waiver of Jury Trial

State of New York. Exclusive jurisdiction is vested in the Bankruptcy Court, including with respect to the exercise of Events of Default and remedies by the DIP Lenders and preservation of the DIP Collateral’s value. Each party expressly waives the right to trial by jury in any proceeding relating to or arising in any way from this DIP Term Sheet, any other DIP Document or the transactions contemplated hereby or thereby, to the extent permitted by applicable law.

In the event the Bankruptcy Court lacks jurisdiction, or abstains from exercising jurisdiction, the United States District Court for the Southern District of New York and any Appellate Court thereof shall retain exclusive jurisdiction in any action or proceeding arising out of or relating to this DIP Term Sheet.

Annex 1

DIP Milestones

“Milestones” means the following milestones relating to the Chapter 11 Cases:

(a)            The Petition Date shall occur no later than June 15, 2020;

(b)            No later than 3 business days after the Petition Date (or such later date as the DIP Agent and the Majority Lenders may agree in writing to the Borrower), the Bankruptcy Court shall have entered the Interim DIP Order, in a form and substance reasonably satisfactory to the DIP Agent and the Majority Lenders;

(c)            No later than 21 days after the Petition Date (or such later date as the DIP Agent and the Majority Lenders may agree in writing to the Borrower), the Debtors shall have filed with the Bankruptcy Court a chapter 11 plan of reorganization (the “Plan of Reorganization”) and related disclosure statement (the “Disclosure Statement”) and the motion seeking approval of the solicitation procedures and the adequacy of the Disclosure Statement (the “Disclosure Statement Motion”), in each case, in a form and substance reasonably satisfactory to the DIP Agent and the Majority Lenders;

(d)            No later than 30 days after the Petition Date (or such later date as the DIP Agent and the Majority Lenders may agree in writing to the Borrower), the Bankruptcy Court shall have entered the Final DIP Order;

(e)            No later than 45 days after the Disclosure Statement Motion has been filed (or such later date as the DIP Agent and the Majority Lenders may agree in writing to the Borrower), the Bankruptcy Court shall have entered an order (the “Disclosure Statement Order”) approving the Disclosure Statement in the Chapter 11 Cases, which remains in full force and effect is not subject to a stay, in a form and substance reasonably satisfactory to the DIP Agent and the Majority Lenders;

(f)            No later than 5 days after entry of the Disclosure Statement Order (or such later date as the DIP Agent and the Majority Lenders may agree in writing to the Borrower), the Debtors shall have commenced solicitation in accordance with the Disclosure Statement Order and the related solicitation procedures;

(g)            No later than 123 days after the Petition Date (or such later date as the DIP Agent and the Majority Lenders may agree in writing to the Borrower), either (i) the Debtors shall obtain entry of an order of the Bankruptcy Court, with terms and substance acceptable to the DIP Agent acting at the direction of the Majority Lenders, approving a sale to, or a combination or merger with, a third party involving all or substantially all of the Debtors’ [restructured equity] or assets (a “Combined Transaction”) or (ii) the Bankruptcy Court shall have entered an order (the “Confirmation Order”), in each case, in a form and substance reasonably satisfactory to the DIP Agent and the Majority Lenders; and

(h)            No later than 130 days after the Petition Date (or such later date as the DIP Agent and the Majority Lenders may agree in writing to the Borrower), either (i) the Debtors shall have consummated the Combined Transaction or (ii) the Plan of Reorganization shall have become effective and Debtors shall have substantially consummated the transactions contemplated by the Plan of Reorganization and Confirmation Order.

Exhibit 1

Carve-Out

(a)            Carve Out.  As used in this Interim Order, the “Carve Out” means the sum of (i) all fees required to be paid to the Clerk of the Court and to the Office of the United States Trustee under section 1930(a) of title 28 of the United States Code plus interest at the statutory rate (without regard to the notice set forth in (iii) below); (ii) all reasonable fees and expenses up to $[50,000] incurred by a trustee under section 726(b) of the Bankruptcy Code (without regard to the notice set forth in (iii) below); (iii) to the extent allowed at any time, whether by interim order, procedural order, or otherwise, all unpaid fees and expenses (the “Allowed Professional Fees”) incurred by persons or firms retained by the Debtors pursuant to section 327, 328, or 363 of the Bankruptcy Code (the “Debtor Professionals”) and the Committee  pursuant to section 328 or 1103 of the Bankruptcy Code (the “Committee Professionals” and, together with the Debtor Professionals, the “Professional Persons”) at any time before or on the first business day following delivery by the DIP Agent of a Carve Out Trigger Notice (as defined below), whether allowed by the Court prior to or after delivery of a Carve Out Trigger Notice; and (iv) Allowed Professional Fees of Professional Persons in an aggregate amount not to exceed $1,000,000 incurred after the first business day following delivery by the DIP Agent of the Carve Out Trigger Notice, to the extent allowed at any time, whether by interim order, procedural order, or otherwise (the amounts set forth in this clause (iv) being the “Post-Carve Out Trigger Notice Cap”).  For purposes of the foregoing, “Carve Out Trigger Notice” shall mean a written notice delivered by email (or other electronic means) by the DIP Agent to the Debtors, their lead restructuring counsel, the U.S. Trustee, counsel to the Ad Hoc Noteholder Group, and counsel to the Committee, which notice may be delivered following the occurrence and during the continuation of an Event of Default (as defined in the DIP Credit Agreement) and acceleration of the DIP Obligations under the DIP Facility, stating that the Post-Carve Out Trigger Notice Cap has been invoked.

(b)            Carve Out Reserves.  On the day on which a Carve Out Trigger Notice is given by the DIP Agent to the Debtors with a copy to counsel to the Committee (the “Termination Declaration Date”), the Carve Out Trigger Notice shall (i) be deemed a draw request and notice of borrowing by the Debtors for New DIP Loans under the New Money Commitment (each, as defined in the DIP Credit Agreement) (on a pro rata basis based on the then outstanding New Money Commitments), in an amount equal to the then unpaid amounts of the Allowed Professional Fees (any such amounts actually advanced shall constitute New Money Loans) and (ii) also constitute a demand to the Debtors to utilize all cash on hand as of such date and any available cash thereafter held by any Debtor to fund a reserve in an amount equal to the then unpaid amounts of the Allowed Professional Fees.  The Debtors shall deposit and hold such amounts in a segregated account at the DIP Agent in trust to pay such then unpaid Allowed Professional Fees (the “Pre-Carve Out Trigger Notice Reserve”) prior to any and all other claims.  On the Termination Declaration Date, the Carve Out Trigger Notice shall also (i) be deemed a request by the Debtors for New Money Loans under the New Money Commitment (on a pro rata basis based on the then outstanding New Money Commitments), in an amount equal to the Post-Carve Out Trigger Notice Cap (any such amounts actually advanced shall constitute New Money Loans) and (ii) constitute a demand to the Debtors to utilize all cash on hand as of such date and any available cash thereafter held by any Debtor, after funding the Pre-Carve Out Trigger Notice Reserve, to fund a reserve in an amount equal to the Post-Carve Out Trigger Notice Cap.  The Debtors shall deposit and hold such amounts in a segregated account at the DIP Agent in trust to pay such Allowed Professional Fees benefiting from the Post-Carve Out Trigger Notice Cap (the “Post-Carve Out Trigger Notice Reserve” and, together with the Pre-Carve Out Trigger Notice Reserve, the “Carve Out Reserves”) prior to any and all other claims.  On the first business day after the DIP Agent gives such notice to such Lenders (as defined in the DIP Credit Agreement), notwithstanding anything in the DIP Credit Agreement to the contrary, including with respect to the existence of a Default (as defined in the DIP Credit Agreement) or Event of Default, the failure of the Debtors to satisfy any or all of the conditions precedent for New Money Loans under the DIP Facility Documents, any termination of the New Money Commitments following an Event of Default, or the occurrence of the Maturity Date, each Lender with an outstanding New Money Commitments (on a pro rata basis based on the then outstanding New Money Commitments) shall make available to the DIP Agent such Lender’s pro rata share with respect to such borrowing in accordance with the DIP Facility Documents.  All funds in the Pre-Carve Out Trigger Notice Reserve shall be used first to pay the obligations set forth in clauses (i) through (iii) of the definition of Carve Out set forth above (the “Pre-Carve Out Amounts”), but not, for the avoidance of doubt, the Post-Carve Out Trigger Notice Cap, until paid in full, and then, to the extent the Pre-Carve Out Trigger Notice Reserve has not been reduced to zero, to pay the DIP Agent for the benefit of the DIP Lenders, unless the DIP Obligations have been indefeasibly paid in full, in cash, and all New Money Commitments have been terminated, in which case any such excess shall be paid to the Prepetition Secured Parties in accordance with their rights and priorities as of the Petition Date.  All funds in the Post-Carve Out Trigger Notice Reserve shall be used first to pay the obligations set forth in clause (iv) of the definition of Carve Out set forth above (the “Post-Carve Out Amounts”), and then, to the extent the Post-Carve Out Trigger Notice Reserve has not been reduced to zero, to pay the DIP Agent for the benefit of the DIP Lenders, unless the DIP Obligations have been indefeasibly paid in full, in cash, and all New Money Loan Commitments have been terminated, in which case any such excess shall be paid to the Prepetition Secured Parties in accordance with their rights and priorities as of the Petition Date.  Notwithstanding anything to the contrary in the DIP Facility Documents, or this Interim Order, if either of the Carve Out Reserves is not funded in full in the amounts set forth in this paragraph [5(b)], then, any excess funds in one of the Carve Out Reserves following the payment of the Pre-Carve Out Amounts and Post-Carve Out Amounts, respectively, shall be used to fund the other Carve Out Reserve, up to the applicable amount set forth in this paragraph [5(b)], prior to making any payments to the DIP Agent or the Prepetition Secured Parties, as applicable.  Notwithstanding anything to the contrary in the DIP Facility Documents or this Interim Order, following delivery of a Carve Out Trigger Notice, the DIP Agent and the Prepetition Agent shall not sweep or foreclose on cash (including cash received as a result of the sale or other disposition of any assets) of the Debtors until the Carve Out Reserves have been fully funded, but shall have a security interest in any residual interest in the Carve Out Reserves, with any excess paid to the DIP Agent for application in accordance with the DIP Facility Documents.  Further, notwithstanding anything to the contrary in this Interim Order, (i) disbursements by the Debtors from the Carve Out Reserves shall not constitute New Money Loans or increase or reduce the DIP Obligations, (ii) the failure of the Carve Out Reserves to satisfy in full the Allowed Professional Fees shall not affect the priority of the Carve Out, and (iii) in no way shall the Approved Budget, Budget, Carve Out, Post-Carve Out Trigger Notice Cap, Carve Out Reserves, or any of the foregoing be construed as a cap or limitation on the amount of the Allowed Professional Fees due and payable by the Debtors.  For the avoidance of doubt and notwithstanding anything to the contrary in this Interim Order, the DIP Facility, or in the Prepetition Facility, the Carve Out shall be senior to all liens and claims securing the DIP Facility, the Adequate Protection Liens, and the 507(b) Claim, and any and all other forms of adequate protection, liens, or claims securing the DIP Obligations or the Prepetition Secured Obligations.

(c)            No fees shall be paid pursuant to this Interim Order from the Carve-Out Reserves to any professional retained in these cases pursuant to section 327, section 328, or section 1103 of the Bankruptcy Code (a “Retained Professional”) absent (i) compliance with any order entered by the Court regarding interim compensation procedures governing payment of such Retained Professional and, if applicable, (ii) a Court order approving payment of the such fees upon the filing, on notice, of a fee application of such Retained Professional. For the avoidance of doubt, the foregoing shall not apply to those professionals that are subject to any order entered by the Court concerning ordinary course professionals (an “OCP Order”), with respect to which no fees shall be paid to such ordinary course professionals except in compliance with the procedures set forth in such OCP Order.

(d)            Payment of Allowed Professional Fees Prior to the Termination Declaration Date.  Any payment or reimbursement made prior to the occurrence of the Termination Declaration Date in respect of any Allowed Professional Fees shall not reduce the Carve Out.

(e)            No Direct Obligation To Pay Allowed Professional Fees.  None of the DIP Agent, DIP Lenders, or the Prepetition Secured Parties shall be responsible for the payment or reimbursement of any fees or disbursements of any Professional Person incurred in connection with the Chapter 11 Cases or any successor cases under any chapter of the Bankruptcy Code.  Nothing in this Interim Order or otherwise shall be construed to obligate the DIP Agent, the DIP Lenders, or the Prepetition Secured Parties, in any way, to pay compensation to, or to reimburse expenses of, any Professional Person or to guarantee that the Debtors have sufficient funds to pay such compensation or reimbursement.

(a)            Payment of Carve Out On or After the Termination Declaration Date.  Any payment or reimbursement made on or after the occurrence of the Termination Declaration Date in respect of any Allowed Professional Fees shall permanently reduce the Carve Out on a dollar-for-dollar basis.  Any funding of the Carve Out shall be added to, and made a part of, the DIP Obligations secured by the DIP Collateral and shall be otherwise entitled to the protections granted under this Interim Order, the DIP Facility Documents, the Bankruptcy Code, and applicable law.

EXHIBIT C

Provision for Transfer Agreement

The undersigned (“Transferee”) hereby acknowledges that it has read and understands the Restructuring Support Agreement, dated as of __________ (the “Agreement”),1 by and among Extraction Oil & Gas, Inc. and its affiliates and subsidiaries bound thereto and the Consenting Senior Noteholder, including the transferor to the Transferee of any Company Claims (each such transferor, a “Transferor”), and agrees to be bound by the terms and conditions thereof to the extent the Transferor was thereby bound, and shall be deemed a “Consenting Senior Noteholder,” and a “Party” under the terms of the Agreement.

The Transferee specifically agrees to be bound by the terms and conditions of the Agreement and makes all representations and warranties contained therein as of the date of the Transfer, including the agreement to be bound by the vote of the Transferor if such vote was cast before the effectiveness of the Transfer discussed herein.

Date Executed:

Name:
Title:
Address:
E-mail address(es):

Aggregate Amounts Beneficially Owned or Managed on Account of:
2024 Senior Notes
2026 Senior Notes
Revolving Loans
Existing Preferred Interests
Existing Common Interests

1       Capitalized terms used but not otherwise defined herein shall having the meaning ascribed to such terms in the Agreement.

EXHIBIT D

Form of Joinder

The undersigned (“Joinder Party”) hereby acknowledges that it has read and understands the Plan Support Agreement, dated as of __________ (the “Agreement”),1 by and among Extraction Oil & Gas, Inc. and its affiliates bound thereto and the Consenting Senior Noteholder and agrees to be bound by the terms and conditions thereof to the extent the other Parties are thereby bound, and shall be deemed a “Consenting Senior Noteholder,” and a “Party” under the terms of the Agreement.

The Joinder Party specifically agrees to be bound by the terms and conditions of the Agreement and makes all representations and warranties contained therein as of the date of this Joinder and any further date specified in the Agreement.

Date Executed:

Name:
Title:
Address:
E-mail address(es):

Aggregate Amounts Beneficially Owned or Managed on Account of:
2024 Senior Notes
2026 Senior Notes
Revolving Loans
Existing Preferred Interests
Existing Common Interests

1        Capitalized terms used but not otherwise defined herein shall having the meaning ascribed to such terms in the Agreement.